The information in this preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161896

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2009

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 29, 2009)

Issued November 30, 2009

3,100,000 Shares

Common Stock

We are offering 3,100,000 shares of our common stock, par value $0.001 per share, through a syndicate of underwriters.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ICFI.” On November 27, 2009, the last reported sale price of our common stock was $26.69.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Price $            Per Share

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to Us (before expenses)	$	$

The underwriters may purchase up to an additional 465,000 shares of our common stock from us at the public offering price less the underwriting discount and commissions within 30 days from the date of this prospectus supplement to cover over-allotments.

Delivery of shares will be made on or about December     , 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

William Blair & Company	Stifel Nicolaus

Canaccord Adams	Stephens Inc.	BB&T Capital Markets

The date of this prospectus supplement is December     , 2009.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different, and if anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations, and prospects may have changed since these dates.

Unless the context requires otherwise, references in the prospectus supplement and the accompanying prospectus to “we,” “us,” and “our” refer to ICF International, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. in Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings, including reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We also maintain an internet website at http://www.icfi.com. We make available our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), and other information related to us, free of charge, on this site as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus supplement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal period ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•

our Current Reports on Form 8-K, and amendments thereto, filed November 10, 2009, October 14, 2009, August 31, 2009, August 12, 2009, June 12, 2009, April 22, 2009, April 7, 2009, April 6, 2009 and March 30, 2009;

•	the description of our common stock contained in our Form 8-A filed September 25, 2006;

•	our definitive Proxy Statement filed April 24, 2009; and

•

all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering of securities.

S-ii

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Luann Gilmore, Corporate Governance, telephone (703) 934-3000.

MARKET AND INDUSTRY DATA

Market, industry, and other similar data is contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Such data reflect estimates and are based on management’s own estimates, independent industry publications, or other published independent sources. While we believe these estimates are reasonable, we have not independently verified the data or any of the assumptions or raw data on which the estimates are based and the data may prove to be inaccurate. As a result, you should be aware that any such market, industry, or other similar data may not be reliable.

S-iii

SUMMARY

This summary highlights selected information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read carefully this entire prospectus supplement and the accompanying prospectus, all documents incorporated by reference, including the financial statements and the notes to the financial statements, and the “Risk Factors” sections before making an investment decision.

ICF INTERNATIONAL, INC.

We provide management, technology, and policy consulting and implementation services to government, commercial, and international clients. We help our clients conceive, develop, implement, and improve solutions that address complex issues primarily in our three key markets:

•	Energy, Environment, and Infrastructure (natural resources);

•	Health, Human Services, and Social Programs (social resources); and

•	Homeland Security and Defense (national security).

We provide services across these three markets that deliver value throughout the entire life of a policy, program, project or initiative, from concept analysis and design through implementation and improvement. Our primary services include:

•

Advisory Services. We provide policy, regulatory, technology, and other advice to our clients to help them address and respond to the challenges they face. Our advisory services include needs and markets assessment, policy analysis, strategy and concept development, organizational assessment and strategy, enterprise architecture, and program design.

•

Implementation Services. We implement and manage technological, organizational, and management solutions for our clients, including information technology solutions, project and program management, project delivery, strategic communications, and training. These services often relate to the advisory services we provide.

•

Evaluation and Improvement Services. We provide evaluation and improvement services that help our clients increase the effectiveness and transparency of their programs. Our evaluation and improvement services include program evaluations, continuous improvement initiatives, performance management, benchmarking, and return-on-investment analyses.

We serve federal, state, local, and foreign government clients, as well as major domestic and international corporations and multilateral institutions. Our clients utilize our advisory services because we offer a combination of deep subject-matter expertise and in-depth institutional experience in our market areas. In addition, we believe that our domain expertise and the program knowledge developed from our advisory engagements further position us to provide implementation and evaluation services.

As of September 30, 2009, we had more than 3,500 employees, including many recognized thought leaders in their respective fields. We serve clients globally from our headquarters in the metropolitan Washington, D.C. area, our more than 50 regional offices throughout the United States, and our international offices in London, Moscow, New Delhi, Rio de Janeiro, Toronto, and Beijing.

We generated revenue of $697.4 million in 2008, and $500.3 million in the first nine months of 2009. Our total backlog was approximately $817.3 million and $1,431.4 million as of December 31, 2008, and September 30, 2009, respectively.

Our Market Opportunity

Complex, long-term market factors, as well as secular trends, are changing the way we live and the way government and industry must operate and interact. Some of the most critical factors are centered firmly in our three major market areas. For example, in the energy, environment and infrastructure market, these factors include rising energy demand and dependence on fossil fuels, global climate change, an aging infrastructure, and environmental degradation. In the health, human services, and social programs market, these factors include the increasing level of healthcare expenditures relative to the economy, aging populations, the perceived declining performance of the U.S. educational system compared to other countries, and the need for job creation and regulatory oversight given the current recession. In the homeland security and defense markets, these factors include the continuing threat of terrorism and changing homeland and national security priorities. In addition to these market-based factors, secular trends across all of our markets are increasing the demand for advisory and implementation services that drive our business, including the increased role of government and the related issue of increased regulation, the aging federal workforce, the emphasis on transparency and accountability, and an increased demand for combining domain knowledge of client mission and programs with information-technology solutions.

We believe that demand for our services will continue to grow as government, industry, and other stakeholders seek to understand and respond to these and other factors within the constraints of growing deficits, which drives the need for government agencies at all levels to deliver more with fewer resources. We expect that our government clients will continue to utilize professional services firms with domain expertise in their program areas to assist with designing new programs, enhancing existing ones, and offering transformational solutions based on relevant evaluation and improvement experience. In addition, commercial organizations affected by these programs will need to understand such changes, as well as the implications of these changes, in order for them to plan appropriately. We believe that our institutional knowledge and our deep subject-matter expertise in our three key markets are distinct competitive advantages in providing our clients with practical, innovative solutions, directly applicable to their mission or business, with a faster deployment of the right resources. Moreover, we believe we will be able to leverage the domain expertise and program knowledge we have developed through our advisory assignments and our experience on implementation projects to win larger engagements, increasing returns on business development investment and enhancing employee utilization.

Our Competitive Strengths

We possess the following key business strengths:

We have a highly educated professional staff with deep subject-matter knowledge. We possess strong intellectual capital, based on years of training, experience, and education, that provides us with a deep understanding of policies, processes, and programs across our major markets. As of November 4, 2009, approximately 42% of our benefits-eligible staff held post-graduate degrees in diverse fields such as business administration, engineering, information technology, law, life sciences, physical sciences, public policy, and the social sciences.

We have strong long-standing relationships with clients across a diverse set of markets. We have advised both the Environmental Protection Agency (“EPA”) and the Department of Health and Human Services (“HHS”) for more than 30 years, the Department of Energy (“DOE”) for more than 25 years, and the Department of Defense (“DoD”) for more than 20 years, and have multi-year relationships with many of our other clients. The long-standing nature and breadth of our client relationships adds greatly to our institutional knowledge, which, in turn, helps us carry out our client engagements more effectively and maintain and expand such relationships and gives us clearer visibility into future opportunities and emerging requirements.

Our advisory role positions us to capture a full range of engagements. We use our expertise and understanding to formulate customized recommendations for our clients. We believe that our domain expertise and the program knowledge developed from our advisory engagements position us to capture implementation and evaluation opportunities and allow us to offer services across the entire life cycle of a particular policy, program, project, or initiative.

Our technology solutions are driven by our deep subject-matter expertise. We possess strong knowledge in information technology and a deep understanding of human and organizational processes. This combination of skills with our domain knowledge allows us to deliver technology-enabled solutions tailored to our clients’ business and organizational needs.

Our proprietary analytics and methods allow us to deliver superior solutions to our clients. We believe our innovative, and often proprietary, analytics and methods are key competitive differentiators because they enhance our ability to deliver customized solutions, and enable us to deliver services in a more cost-effective manner than our competitors.

We are led by an experienced management team. Our management team, consisting of approximately 200 officers, possesses extensive industry experience and has an average tenure of more than 12 years with us.

Our Strategy

Our strategy to increase our revenue and shareholder value involves the following key elements:

Leverage advisory work into implementation and full life-cycle solutions. We plan to continue to leverage our advisory services and strong client relationships to increase our revenue from implementation, evaluation, and improvement services.

Pursue larger contract opportunities. We believe that expanding our client engagements into implementation, evaluation, and improvement services enables us to pursue larger prime contract opportunities, which should provide a greater return on our business development efforts and allow for enhanced employee utilization.

Expand and deepen our presence in federal and state governmental agencies. We will specifically target deeper penetration of those agencies that currently procure services from only one or two of our business areas. We believe we can leverage many of our long-term client relationships by introducing these existing clients, where appropriate, to new ICF services. Moreover, as more federal funds pass to the states to finance state-level initiatives and programs, we can leverage our experience with our state clients to help them employ those federal funds more effectively. Finally, having grown to have more than 50 offices across the United States, we can focus more of our business development efforts on addressing the needs of federal agencies with operations outside of the Washington, D.C. area.

Expand our commercial business. We see growth opportunities in our current commercial business in the utility and air transport industries, as well as significant potential for us to expand further our business in other commercial sectors, both domestically and internationally. We believe we can continue to expand beyond our advisory-based businesses and into implementation services such as assisting with implementing energy efficiency programs for utilities. Moreover, the growth of interest in climate change and sustainability issues has increased our ability to offer these types of services to new clients in other commercial sectors beyond utilities and air transportation.

Replicate our business model globally across government and industry. We believe the services we provide to the energy, environment, and infrastructure markets have especially strong business drivers throughout the world, including Europe’s growing need for cutting-edge climate change and environmental solutions and the rapidly growing demands for new sources of power and severe air and carbon pollution issues globally, including the “BRIC” countries (Brazil, Russia, India, and China). With offices in London and in each of the BRIC countries, we believe our ability to offer energy, infrastructure, climate change, and environmental services to both commercial and government clients in these locations from local offices, typically staffed by native citizens, positions us well to help clients address these key issues and therefore expand our market presence.

Focus on higher-margin projects. We plan to pursue higher-margin commercial projects and continue to shift our federal, state, and local government contract base to increase margins. We believe we have strong global client relationships in both the commercial energy and air transport markets, where our margins have historically been higher than those in our government business. We view the energy industry as a particularly attractive market for us over the next decade due to climate change concerns, impending regulation, and the need for cleaner sources of energy, which we believe will result in a greater number of potential engagements that will also be larger in size and scope. We will also continue our efforts in federal, state, and local government markets to shift our contract mix from cost-based contracts toward fixed-price contracts and time-and-materials contracts, both of which, in our experience, typically offer higher margins.

Pursue strategic acquisitions. We plan to augment our organic growth with selected acquisitions. During the past few years, we have acquired a number of companies, including Macro International Inc. (“Macro”) in 2009; Jones & Stokes Associates, Inc. (“Jones & Stokes”) in 2008; and Simat, Helliesen & Eichner, Inc. (“SH&E”), Z-Tech Corporation (“Z-Tech”), Energy & Environmental Analysis (“EEA”), and Advanced Performance Consulting Group, Inc. (“APCG”) in 2007. We plan to continue a disciplined acquisition strategy to obtain new clients, increase our size and market presence, and obtain capabilities that complement our existing portfolio of services, while focusing on cultural compatibility and financial impact.

The Offering

Common stock outstanding as of November 27, 2009	15,673,880 shares(1)

Common stock offered	3,100,000 shares(2)

Common stock outstanding after this offering	18,773,880 shares(1)

NASDAQ symbol	ICFI

Use of proceeds	We intend to use the net proceeds from our sale of common stock in this offering for future growth, including possible acquisitions. We will do this by applying the net proceeds we receive to repayment of outstanding borrowings incurred under our revolving credit facility. Such debt repayment will provide us with debt capacity for growth initiatives. We may thereafter re-borrow the full amount of the offering proceeds under our revolving credit facility, subject to certain conditions as set forth therein. See “Use of Proceeds.”

Conflicts of interest	An affiliate of BB&T Capital Markets will receive approximately 9.1% of any amounts used to repay borrowings under our credit line agreement as a lender under such facility. BB&T Capital Markets is therefore deemed to have a “conflict of interest” with us under NASD Rule 2720 of the Financial Industry Regulatory Authority (“FINRA”). See “Use of Proceeds” and “Conflicts of Interest.”

Over-allotment option(2)	We have granted the underwriters an option to purchase up to an additional 465,000 shares of common stock solely to cover over-allotments.

Certain U.S. federal income tax considerations for non-U.S. holders	For a discussion of certain U.S. federal income tax consequences of the acquisition, holding, and disposition of shares of our common stock by non-U.S. holders, see “Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Risk Factors	See “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1) Excludes 848,753 shares of common stock issuable upon exercise of stock options and settlement of restricted stock units outstanding as of November 27, 2009 under our stock option plans.

(2) Unless we specifically state otherwise, the information in this prospectus supplement assumes that we sell 3,100,000 shares in this offering and that the underwriters do not exercise their over-allotment option to purchase up to 465,000 additional shares of common stock from us. See “Underwriting.”

Summary Consolidated Financial and Operating Data

The following table presents summary historical financial data derived from our audited financial statements, the related notes, and other Company information for each of the three years presented. It also presents summary consolidated financial and operating data as of and for the nine months ended September 30, 2009, and September 30, 2008, which have been derived from our unaudited financial statements. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, which are normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position and operating results for the periods indicated. Our interim results are not necessarily indicative of our operating results for the entire year, nor are our historical results necessarily indicative of our operating results to be expected in the future. The summary financial data reflect our performance of The Road Home contract from June 2006 through its completion, as scheduled, in June 2009. At the client’s request, our performance was accelerated during the first half of the contract term. See “Risk Factors” for further information regarding The Road Home contract. The summary financial data also reflect our adoption on January 1, 2006 of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which has now been incorporated into the provisions of Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation. The data also reflect our acquisitions of APCG, EEA, Z-Tech, and SH&E in 2007, Jones & Stokes in 2008, and Macro in March 2009.

Prospective investors should read the summary consolidated financial data in conjunction with “Selected Consolidated Financial and Operating Data” included in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each for the year ended December 31, 2008, which are contained under Item 7 of our Annual Report on Form 10-K filed March 13, 2009, incorporated by reference in this document; and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each for the nine months ended September 30, 2009, which are contained under Item 2 of our Quarterly Report on Form 10-Q filed November 6, 2009, incorporated by reference in this document.

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2007	2006	2009	2008
				(Unaudited)
	(In thousands, except per share amounts)
Statement of Earnings Data:
Revenue	$697,426	$727,120	$331,279	$500,338	$535,493
Direct costs	460,002	532,153	217,747	304,758	355,138
Operating costs and expenses	184,450	124,444	90,592	166,091	138,677

Operating income	52,974	70,523	22,940	29,489	41,678
Other expense	(3,501)	(1,425)	(2,863)	(3,282)	(3,017)

Income before income taxes	49,473	69,098	20,077	26,207	38,661
Provision for income taxes	20,750	28,542	8,210	10,040	16,080

Net income	$28,723	$40,556	$11,867	$16,167	$22,581

Earnings per share:
Basic	$1.96	$2.87	$1.15	$1.06	$1.55
Diluted	$1.88	$2.72	$1.10	$1.03	$1.48
Weighted-average shares:
Basic	14,641	14,152	10,321	15,187	14,570
Diluted	15,270	14,896	10,796	15,708	15,209

	Year Ended December 31,				Nine Months Ended September 30,
	2008	2007	2006		2009	2008
					(Unaudited)
	(In thousands)
Other Operating Data:
EBITDA from operations(1)	$67,064	$76,839	$26,476		$44,163	$52,011
Non-cash compensation charge included in EBITDA from operations	6,473	3,680	1,069		5,680	4,827

Initial lease abandonment charge included in EBITDA from operations	—	—	4,309	(2)	—	—

Non-recurring bonus charge related to initial public offering included in EBITDA from operations	—	—	2,700	(2)	—	—

Consolidated Balance Sheet Data:

Cash and cash equivalents	$1,536	$2,733	$2,997		$9,250	$2,699

Net working capital	63,925	37,470	22,351		89,293	60,499
Total assets	401,017	393,025	215,827		561,815	409,822
Long-term debt, net of current portion	80,000	47,079	—		210,000	89,692

Total stockholders’ equity	202,917	164,791	113,947		227,847	194,534

(1) See the notes to “Selected Consolidated Financial and Operating Data” on page S-17 for an explanation of EBITDA and a reconciliation of net income to EBITDA.

(2) Indirect and selling expenses for the year ended December 31, 2006, included a second quarter pre-tax charge of approximately $4.3 million resulting from the abandonment of our San Francisco, California leased facility and abandonment of a portion of our Lexington, Massachusetts leased facility and an approximately $2.7 million bonus payment related to the initial public offering of our common stock.

Contract Backlog

Our estimates of funded, unfunded and total backlog at the dates indicated were as follows:

	September 30,
	2009	2008
	(In millions)
Funded	$555.9	$476.1
Unfunded	$875.5	$356.8

Total	$1,431.4	$832.9

The backlog estimates at September 30, 2009 included an estimated total backlog of $474.9 million for Macro, of which approximately $117.6 million was funded backlog. See “Selected Consolidated Financial and Operating Data—Contract Backlog” for a description of how we compute backlog.

RISK FACTORS

You should carefully consider the risks described below, risks in the accompanying prospectus, and all other information contained in or incorporated by reference into this prospectus supplement and accompanying prospectus before purchasing our common stock. There also may be additional risks and uncertainties not presently known to us, or risks that we currently consider immaterial, which could impair our operations or results. If any of these risks actually materialize, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously affected. In that case, the market price of our common stock could decline, and you could lose all or part of your investment.

The accompanying prospectus includes risk factors that were included in our registration statement filed on September 14, 2009. Below are selected risk factors and risk factors specific to this offering.

Ongoing and possible post-contract litigation, disputes, audits, reviews and investigations in connection with the completed Road Home contract expose us to many different types of liability, may divert management attention, and could increase our costs.

In June 2006, our subsidiary, ICF Emergency Management Services, LLC, was awarded The Road Home contract by the State of Louisiana, Office of Community Development, to manage a program designed primarily to help homeowners and landlords of small rental properties affected by Hurricanes Rita and Katrina by providing them compensation for the uninsured, uncompensated damages they suffered from the hurricanes. The Road Home contract accounted for approximately 38% of our revenue in 2008, and approximately 12% of our revenue for the nine months ended September 30, 2009. Although the contract was completed on June 11, 2009, as scheduled, we expect it to be our largest contract by revenue for 2009.

The Road Home contract provided us with significant opportunities, but also created substantial risks. A number of these risks continue beyond the term of the contract. Further, because we have never wound down a contract of this size, we are subject to many risks in connection with its conclusion. We have outlined below the significant risks to which we believe we continue to be subject in connection with this contract.

We have a number of lawsuits pending and other claims made against us in connection with The Road Home contract, and others may be brought in the future. We have defended such actions vigorously and plan to continue to do so, but we have not prevailed in every case and may not prevail in future cases. An adverse finding on any claim could seriously harm our business, including, but not limited to, adversely affecting our cash flows, operating results, and reputation, distracting management, and leading to additional claims being made against us. Even the successful conclusion of such claims, however, will cause us to incur attorneys’ fees and other costs and will divert valuable management time and attention. Although the contract provides that, with several exceptions, we may charge as an expense under the contract reasonable costs and fees incurred in defending and paying claims brought by third parties arising out of our performance, the state may dispute this obligation. The state has not reimbursed us for most of such costs or fees and has not reimbursed any such costs or fees since 2008. Claims against us could be substantial and exceed the amounts of, or may not be covered by, available insurance. Such claims may include any of the following, among others:

•

Homeowners, rental housing owners, or others dissatisfied with the amount of money they have received from, or their treatment under, this program have taken action against the State of Louisiana and us, and more actions may be initiated, whether or not merited, including possible class action or other substantial litigation.

•

We have terminated most of our employees who worked on The Road Home contract, some earlier than initially anticipated due to the contract’s acceleration earlier in its term. Some of those former employees have taken action against us, and more actions may be instituted, whether or not merited, including possible class action or other substantial litigation.

•

We and our subcontractors have gathered and maintain sensitive information concerning potential and actual program participants. A claim or determination that we failed to maintain and secure such information properly or failed to take appropriate action to prevent fraud could result in substantial liability for us.

•	As with any compensation program, there is a risk that employees, applicants, and others may have committed fraud, for which claims may be made against us.

•

There is a risk that reimbursement will be sought from us or claims will be made against us, for example, for problems found with our services or invoices or the services or invoices of our subcontractors, including reimbursement for any excess amounts paid to grant recipients, whether or not any such reimbursement sought or claims made are consistent with the terms of the contract.

•	There is also the risk that the State of Louisiana will seek indemnification from us for certain liabilities pursuant to the contract.

In addition, The Road Home contract has been, and we expect it to continue to be, audited, investigated, reviewed, and monitored frequently by federal and state authorities and their representatives. These activities consume significant management time and effort; further, the contract provides that we are subject to audits for more than five years after the expiration of the contract. The large number of parties scrutinizing our performance under The Road Home contract significantly heightens the risk of adverse findings. Such findings from any audit, investigation, review, monitoring, or similar activity could subject us to civil and criminal penalties and administrative sanctions from state or federal authorities, including repayments of amounts already received under the contract, forfeiture of profits, suspension of payments, fines, claims for reimbursement for the costs resulting from any errors or omissions in our performance under the contract, and suspension or debarment from doing business with the State of Louisiana or federal agencies and departments, any of which could substantially adversely affect our reputation, our revenue, our operating results, and the value of our stock.

As of October 31, 2009, we had an aggregate of billed and unbilled accounts receivable of approximately $8.1 million under The Road Home contract. As of that date, the State of Louisiana was withholding payments of approximately $7.6 million due to us. Based on our current understanding, a substantial portion of the amount being withheld is for work performed by our subcontractors. As a result, we are withholding certain payments from our subcontractors, which may affect our relationships with them and may result in action by them against us. We cannot predict if and when the state will make the payments that have been withheld or if and when the state may decide to withhold other payments. The state’s failure to make these payments could have a substantial, adverse effect on our reputation, relationships with other firms, cash flow, operating results, and stock price. We may be subject to claims from both the State of Louisiana and our subcontractors. Further, we may file our own claims, for example, against the state regarding the payments withheld and other issues. Such claims could be costly to pursue, they could divert management attention, and their outcome would be uncertain.

Finally, we face the substantial challenge of replacing the revenue and profits from The Road Home contract. For all of its three-year duration, The Road Home contract was our largest contract, providing well over one-half of our revenue at its peak. We have embarked on numerous efforts to replace this revenue and the resulting profits, including several acquisitions, but there can be no assurance that these efforts will be successful. If these efforts are not successful, we would expect our operating results to suffer and our stock price could decline.

Our stock price may be volatile, and you may not be able to resell your shares at or above the offering price.

The price of our common stock after this offering may fluctuate widely, depending upon many factors, including, among others:

•	statements or actions by clients, government officials (even if they are not our clients), securities analysts, and others;

•	commencement, completion, and termination of contracts, any of which can cause us to incur significant expenses without corresponding payments or revenue, during any particular quarter;

•	failure by Congress or other governmental authorities to approve budgets in a timely fashion;

•	changes or perceived changes in the professional services industry in general and the government services industry in particular;

•	strategic decisions by us or our competitors, such as acquisitions, consolidations, divestments, spin-offs, joint ventures, strategic investments, and changes in business strategy;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	the liquidity of our stock;

•	changes in analysts’ recommendations or projections;

•	the operating results of other companies in our industry; and

•	changes in general economic or market conditions.

In addition, renewed terrorist attacks, or threats of attacks, may contribute to global unrest, an economic slowdown, and instability in the United States and other global equity markets. All of these factors may increase the volatility of our stock price and could have an adverse effect on your investment in our common stock. As a result, our common stock may trade at prices significantly below the offering price, and you could lose all or a significant part of your investment in the event you choose to sell your shares.

Additional shares of our common stock could be offered or distributed in the future, which could cause our common stock price to decline significantly.

On September 14, 2009, we filed a shelf registration statement on Form S-3, which the SEC declared effective on September 29, 2009. Pursuant to that registration statement, we may issue shares of our common stock having an aggregate value up to $200,000,000 and our principal investor, CM Equity Partners, L.P. and its affiliated partnerships (“CMEP”), may sell any or all of the stock they own. Pursuant to this prospectus supplement, we are currently offering approximately half of the securities registered by our shelf registration statement available to be offered by us. Our common stock price might decline as a result of the sale of shares we are currently offering under this prospectus supplement or as a result of sales of shares pursuant to subsequent offerings of shares registered by that shelf registration statement. We also may issue common or preferred equity in the future, in addition to shares of common stock sold under our shelf registration statement, in connection with the acquisition of businesses or assets, to further reduce outstanding debt or for general corporate purposes, and we expect to continue to offer shares of our common stock to our employees and directors. If we issue new equity securities in addition to those registered by our shelf registration statement, our stock price might decline as a result, and holders of any new preferred equity securities may have rights, preferences, and privileges senior to those of holders of our common stock.

In addition, CMEP has recently made four distributions of our common stock held by CMEP to its limited partners, which shares then became available for sale by its limited partners, as follows: approximately 1.4 million shares on November 19, 2008; approximately 1.2 million shares on April 24, 2009; 1.5 million shares on June 30, 2009; and approximately 1.6 million shares on October 6, 2009, for a total of approximately 5.7 million shares. Sales of such shares by the limited partners might cause our common stock price to decline and might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We do not control the actions of CMEP and do not control the actions of its limited partners. We cannot predict if, or when, the CMEP limited partners will sell the shares distributed to them or the impact any such distribution or sale of stock may have on our share price. CMEP has entered into a lock-up agreement with the underwriters pursuant to which CMEP may not, without the prior written approval of either William Blair & Company, L.L.C. or Stifel, Nicolaus & Company, Incorporated, offer, sell, contract to sell, or otherwise dispose of our common stock for 45 days after the date of this prospectus supplement. See “Underwriters – No Sales of Similar Securities.” At the conclusion of the 45-day lock-up period, we cannot predict whether or when CMEP may sell any or all of, or make further distributions from, its remaining approximately 10.1% ownership interest in us.

We do not intend to pay dividends.

We intend to retain our earnings, if any, and we do not anticipate cash dividends on our stock in the foreseeable future. In addition, existing financing arrangements prohibit us from paying such dividends. This lack of dividends may make our stock less attractive to investors.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including information incorporated by reference, contain statements that we believe are forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act, including statements as to our expectations, beliefs, and strategies regarding the future. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We have described important factors in the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including in the “Risk Factors” sections, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make, including but not limited to:

•	changes in the economic and political climate that may affect spending patterns and priorities of our clients;

•	failure by Congress or other governmental bodies to approve budgets in a timely fashion;

•	our dependence on contracts with federal, state, and local government agencies and departments for the majority of our revenue;

•	results of government audits and investigations;

•	effects of the economic downturn on the air transportation or energy sectors;

•	liabilities resulting from our recently completed major contract with the State of Louisiana;

•	failure to receive the full amount of our backlog;

•	loss of members of management or other key employees;

•	difficulties implementing our acquisition strategy; and

•	difficulties expanding our service offerings and client base.

Any forward-looking statement should be considered in light of these factors and reflects our belief only at the time the statement is made. We assume no obligation to update or revise any forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting the forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in the offering, after deducting applicable underwriting discounts and commissions and other expenses payable by us, will be approximately $             million. We intend to use the net proceeds we receive from the offering for future growth, including possible acquisitions. We will do this by applying the net proceeds we receive to repayment of outstanding borrowings incurred under our revolving credit facility. Such debt repayment will provide us with debt capacity for growth initiatives. An affiliate of BB&T Capital Markets will receive approximately 9.1% of any amounts used to repay borrowings under our credit line as a lender under such facility. Following the application of the net proceeds as described herein, we may re-borrow the full amount of such proceeds under our revolving credit facility, subject to certain conditions as set forth therein, including that no event of default under the revolving credit facility shall have occurred and be ongoing.

Under our revolving credit facility, borrowings bear interest at either a rate based on the London interbank offered rate plus a margin ranging from 1.75% to 2.50% or a rate based on the prime rate announced from time to time by the lead lender under the credit line plus a margin ranging from 0.0% to 0.50%, in each case depending on our leverage ratio from time to time. The maturity date of such indebtedness is February 20, 2013.

If the underwriters exercise the over-allotment option in full, we will receive additional net proceeds of approximately $             million, which we also intend to use to repay our revolving credit facility as described above.

CAPITALIZATION

The following table summarizes our cash and capitalization as of September 30, 2009:

•	on an actual basis; and

•

as adjusted to give cumulative effect to this offering (assuming an offering price of $26.69, the last reported sale price of our common stock on November 27, 2009 and receipt of the net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the underwriters’ over-allotment option for this offering) and the application of the estimated net proceeds as described under “Use of Proceeds” above.

The table should be read in conjunction with (i) “Use of Proceeds” included elsewhere in this prospectus supplement; (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each for the year ended December 31, 2008, which are contained under Item 7 of our Annual Report on Form 10-K filed March 13, 2009, incorporated by reference in this document; and (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each for the nine months ended September 30, 2009, which are contained under Item 2 of our Quarterly Report on Form 10-Q filed November 6, 2009, incorporated by reference in this document.

	As of September 30, 2009
	Actual	As Adjusted
	(In thousands, except share amounts)
Cash and cash equivalents	$9,250	$9,250

Long-term debt
Revolving Credit Facility	210,000	131,053

Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 15,497,065 shares issued and 15,448,464 shares outstanding, actual; 18,597,065 shares issued and 18,548,464 shares outstanding, as adjusted	15	18
Additional paid-in capital	129,202	208,146
Treasury stock, at cost	(1,395)	(1,395)
Accumulated other comprehensive income	(252)	(252)
Retained earnings	100,277	100,277

Total stockholders’ equity	227,847	306,794

Total capitalization	$437,847	$437,847

PRICE RANGE OF COMMON STOCK

Our common stock trades on the NASDAQ Global Select Market under the symbol “ICFI.” As of November 25, 2009, there were approximately 84 record holders of our common stock. The last reported sale price per share of our common stock on November 27, 2009 was $26.69. The following table shows the reported high and low per share sales prices of our common stock on the NASDAQ Global Select Market for the periods indicated.

	High	Low
2009
Fourth quarter (through November 27, 2009)	$30.94	$26.52
Third quarter	$31.06	$24.01
Second quarter	$28.75	$22.57
First quarter	$25.94	$21.14
2008
Fourth quarter	$24.82	$15.51
Third quarter	$20.40	$14.50
Second quarter	$21.47	$14.90
First quarter	$28.17	$18.86
2007
Fourth quarter	$34.36	$23.75
Third quarter	$29.09	$17.89
Second quarter	$24.50	$17.68
First quarter	$20.25	$13.25

We have not paid any cash dividends. Future cash dividends, if any, will be at the discretion of our board of directors and can be changed or discontinued at any time. Dividend determinations will depend upon, among other things, our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors that the board of directors may deem relevant.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents selected historical financial data derived from our audited financial statements, the related notes, and other information for each of the three years presented. It also presents selected consolidated financial and operating data as of and for the nine months ended September 30, 2009, and September 30, 2008, which have been derived from our unaudited financial statements. Our unaudited financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, which are normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position and operating results for the periods indicated. Our interim results are not necessarily indicative of our operating results for the entire year, nor are our historical results necessarily indicative of our operating results to be expected in the future. The selected financial data reflect our performance of The Road Home contract from June 2006 through its completion, as scheduled, in June 2009. At the client’s request, our performance was accelerated during the first half of the contract term. See “Risk Factors” for further information regarding The Road Home contract. The selected financial data also reflect our adoption on January 1, 2006 of SFAS No. 123(R), which has now been incorporated into the provisions of ASC 718, Compensation-Stock Compensation. The data also reflect our acquisitions of APCG, EEA, Z-Tech, and SH&E in 2007, Jones & Stokes in 2008 and Macro in March 2009.

Prospective investors should read the selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each for the year ended December 31, 2008, which are contained under Item 7 of our Annual Report on Form 10-K filed March 13, 2009, incorporated by reference in this document; and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each for the nine months ended September 30, 2009, which are contained under Item 2 of our Quarterly Report on Form 10-Q filed November 6, 2009, incorporated by reference in this document.

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2007	2006	2009	2008
				(Unaudited)
	(In thousands, except per share amounts)
Statement of Earnings Data:
Revenue	$697,426	$727,120	$331,279	$500,338	$535,493
Direct costs	460,002	532,153	217,747	304,758	355,138
Operating costs and expenses:
Indirect and selling expenses	170,360	118,128	87,056	151,417	128,344
Depreciation and amortization	5,407	2,432	2,054	6,608	3,891
Amortization of intangible assets	8,683	3,884	1,482	8,066	6,442

Earnings from operations	52,974	70,523	22,940	29,489	41,678
Other (expense) income:
Interest expense	(4,082)	(1,944)	(3,509)	(3,707)	(3,032)
Other	581	519	646	425	15

Total other expense	(3,501)	(1,425)	(2,863)	(3,282)	(3,017)

Income before income taxes	49,473	69,098	20,077	26,207	38,661
Income tax expense	20,750	28,542	8,210	10,040	16,080
Net income	$28,723	$40,556	$11,867	$16,167	$22,581

Earnings per share:
Basic	$1.96	$2.87	$1.15	$1.06	$1.55
Diluted	$1.88	$2.72	$1.10	$1.03	$1.48
Weighted-average shares:
Basic	14,641	14,152	10,321	15,187	14,570
Diluted	15,270	14,896	10,796	15,708	15,209

	Year Ended December 31,				Nine Months Ended September 30,
	2008	2007	2006		2009	2008
					(Unaudited)
	(In thousands)
Other Operating Data:
EBITDA from operations(1)	$67,064	$76,839	$26,476		$44,163	$52,011
Non-cash compensation charge included in EBITDA from operations	6,473	3,680	1,069		5,680	4,827

Initial lease abandonment charge included in EBITDA from operations	—	—	4,309	(2)	—	—

Non-recurring bonus charge related to initial public offering included in EBITDA from operations	—	—	2,700	(2)	—	—

Consolidated Balance Sheet Data:

Cash and cash equivalents	$1,536	$2,733	$2,997		$9,250	$2,699

Net working capital	63,925	37,470	22,351		89,293	60,499
Total assets	401,017	393,025	215,827		561,815	409,822
Long-term debt, net of current portion	80,000	47,079	—		210,000	89,692

Total stockholders’ equity	202,917	164,791	113,947		227,847	194,534

(1) EBITDA from operations, a measure used by us to evaluate performance, is defined as net income less other income, plus interest expense, income tax expense, and depreciation and amortization. We believe EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in evaluating companies in our industry. EBITDA from operations is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA from operations may not be comparable to other similarly titled measures used by other companies. EBITDA from operations is not intended to be a measure of free cash flow for management’s discretionary use, because it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures, and debt service. Our credit agreement includes covenants based on EBITDA from operations, subject to certain adjustments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources, Financial Condition and Liquidity” contained under Item 7 of our Annual Report on Form 10-K filed March 13, 2009 and Item 2 of our Quarterly Report on Form 10-Q filed November 6, 2009, incorporated by reference in this document. A reconciliation of net income to EBITDA from operations follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2008	2007	2006	2009	2008
Net income	$28,723	$40,556	$11,867	$16,167	$22,581
Other (income)	(581)	(519)	(646)	(425)	(15)
Interest expense	4,082	1,944	3,509	3,707	3,032
Income tax expense	20,750	28,542	8,210	10,040	16,080
Depreciation and amortization	14,090	6,316	3,536	14,674	10,333

EBITDA from operations	$67,064	$76,839	$26,476	$44,163	$52,011

(2) Indirect and selling expenses for the year ended December 31, 2006, included a second quarter pre-tax charge of approximately $4.3 million resulting from the abandonment of our San Francisco, California leased facility and abandonment of a portion of our Lexington, Massachusetts leased facility and an approximately $2.7 million bonus payment related to the initial public offering of our common stock.

Contract Backlog

We define total backlog as the future revenue we expect to receive from our contracts and other engagements. We generally include in backlog the estimated revenue represented by contract options that have been priced, but not exercised. We do not include any estimate of revenue relating to potential future delivery orders that might be awarded under our General Services Administration Multiple-Award Schedule contracts, other Indefinite Delivery/Indefinite Quantity (“IDIQ”) contracts, or other contract vehicles that are also held by a large number of firms, and under which potential future delivery orders or task orders might be issued by any of a large number of different agencies and are likely to be subject to a competitive bidding process. We do, however, include potential future work expected to be awarded under IDIQ contracts that are available to be utilized by a limited number of potential clients and are held either by us alone or by a limited number of firms.

We include expected revenue in funded backlog when we have been authorized by the client to proceed under a contract up to the dollar amount specified by our client, and this amount will be owed to us under the contract after we provide the services pursuant to the authorization. If we do not provide services authorized by a client prior to the expiration of the authorization, we remove amounts corresponding to the expired authorization from backlog. We do include expected revenue under an engagement in funded backlog when we do not have a signed contract if we have received client authorization to begin or continue working and we expect to sign a contract for the engagement. In this case, the amount of funded backlog is limited to the amount authorized. Our funded backlog does not represent the full revenue potential of our contracts because many government clients, and sometimes other clients, authorize work under a particular contract on a yearly or more frequent basis, even though the contract may extend over several years. Most of the services we provide to commercial clients are provided under contracts with relatively short durations. As a consequence, our backlog attributable to these clients is typically reflected in funded backlog and not in unfunded backlog.

We define unfunded backlog as the difference between total backlog and funded backlog. Our revenue estimates for purposes of determining unfunded backlog for a particular contract are based, to a large extent, on the amount of revenue we have recently recognized on that contract, our experience in utilizing contract capacity on similar types of contracts, and our professional judgment. Our revenue estimate for a contract included in backlog is sometimes lower than the revenue that would result from our client utilizing all remaining contract capacity.

Although we expect our contract backlog to result in revenue, the timing of revenue associated with both funded and unfunded backlog will vary based on a number of factors, and we may not recognize revenue associated with a particular component of backlog when anticipated, or at all. Our government clients generally have the right to cancel any contract, or ongoing or planned work under any contract, at any time. In addition, there can be no assurance that revenue from funded or unfunded backlog will have similar profitability to previous work or will be profitable at all. Generally speaking, we believe the risk that a particular component of backlog will not result in future revenue is higher for unfunded backlog than for funded backlog.

Our estimates of funded, unfunded and total backlog at the dates indicated were as follows:

	September 30,
	2009	2008
	(In millions)
Funded	$555.9	$476.1
Unfunded	$875.5	$356.8

Total	$1,431.4	$832.9

The backlog estimates at September 30, 2009 included an estimated total backlog of $474.9 million for Macro, of which approximately $117.6 million was funded backlog.

BUSINESS

Our Company

We provide management, technology, and policy consulting and implementation services to government, commercial, and international clients. We help our clients conceive, develop, implement, and improve solutions that address complex natural resources, social, and national security issues. Our services primarily address three key markets:

•	Energy, Environment, and Infrastructure (natural resources);

•	Health, Human Services, and Social Programs (social resources); and

•	Homeland Security and Defense (national security).

We provide services across these three markets that deliver value throughout the entire life of a policy, program, project or initiative, from concept analysis and design through implementation and improvement. Our primary services include:

•

Advisory Services. We provide policy, regulatory, technology, and other advice to our clients to help them address and respond to the challenges they face. Our advisory services include needs and markets assessment, policy analysis, strategy and concept development, organizational assessment and strategy, enterprise architecture, and program design.

•

Implementation Services. We implement and manage technological, organizational, and management solutions for our clients, including information technology solutions, project and program management, project delivery, strategic communications, and training. These services often relate to the advisory services we provide.

•

Evaluation and Improvement Services. We provide evaluation and improvement services that help our clients increase the effectiveness and transparency of their programs. Our evaluation and improvement services include program evaluations, continuous improvement initiatives, performance management, benchmarking, and return-on-investment analyses.

We serve federal, state, local, and foreign government clients, as well as major domestic and international corporations and multilateral institutions. Our clients utilize our advisory services because we offer a combination of deep subject-matter expertise and in-depth institutional experience in our market areas. We believe that our domain expertise and the program knowledge developed from our advisory engagements further position us to provide implementation and evaluation services.

As of September 30, 2009, we had more than 3,500 employees, including many recognized thought leaders in their respective fields. We serve clients globally from our headquarters in the metropolitan Washington, D.C. area, our more than 50 regional offices throughout the United States, and our international offices in London, Moscow, New Delhi, Rio de Janeiro, Toronto, and Beijing.

We generated revenue of $697.4 million in 2008, and $500.3 million in the first nine months of 2009. Our total backlog was approximately $817.3 million and $1,431.4 million as of December 31, 2008, and September 30, 2009, respectively.

Our Market Opportunity, Services, and Solutions

Complex, long-term market factors, as well as secular trends, are changing the way we live and the way government and industry must operate and interact. Some of the most critical factors are centered firmly in our three major market areas. In the energy, environment and infrastructure market, these factors include rising energy demand and dependence on fossil fuels, global climate change, an aging infrastructure, and environmental degradation. In the health, human services, and social programs market, these factors include the increasing level of healthcare expenditures relative to the economy, aging populations, the perceived declining performance of the U.S. educational system compared to other countries, and the need for job creation and regulatory oversight given the current recession. The continuing threat of terrorism and changing homeland and national security priorities are impacting the homeland security and defense markets. In addition to these market-based factors, secular trends across all of our markets are increasing the demand for advisory and implementation services that drive our business, including the increased role of government and the related issue of increased regulation, the aging federal workforce, the emphasis on transparency and accountability, and an increased demand for combining domain knowledge of client mission and programs with information-technology solutions.

We believe that demand for our services will continue to grow as government, industry, and other stakeholders seek to understand and respond to these and other factors within the constraints of growing deficits, which drives the need for government agencies at all levels to deliver more with fewer resources. We expect that our government clients will continue to utilize professional services firms with domain expertise in their program areas to assist with designing new programs, enhancing existing ones, and offering transformational solutions based on relevant evaluation and improvement experience. In addition, commercial organizations affected by these programs will need to understand such changes, as well as the implications of these changes, in order for them to plan appropriately. We believe that our institutional knowledge and our deep subject-matter expertise in our three key markets are distinct competitive advantages in providing our clients with practical, innovative solutions, directly applicable to their mission or business, with a faster deployment of the right resources. Moreover, we believe we will be able to leverage the domain expertise and program knowledge we have developed through our advisory assignments and our experience on implementation projects to win larger engagements, increasing returns on business development investment and enhancing employee utilization.

Energy, Environment, and Infrastructure

We have long been involved in advising on energy and environmental issues, including the impact of human activity on natural resources, and in helping develop solutions for infrastructure-related challenges. In addition to addressing government policy and regulation in these areas, our work focuses on industries that are affected by these policies and regulations, including utilities and transportation, for example, which are involved in the production, use, and delivery of energy. Significant factors affecting suppliers, users, and regulators of energy are driving private and public sector demand for professional services firms, including:

•	Changing power markets and an increased demand for alternative fuels;

•	Addressing global climate change and its legislative, regulatory, and economic implications;

•	Upgrading the energy infrastructure to meet new power, transmission, environmental, and cybersecurity requirements; and

•	Managing energy demand in an era of supply constraints and environmental concerns.

We assist energy enterprises and energy consumers worldwide in their efforts to analyze, develop, and implement strategies related to their business operations and the interrelationships of those operations with the environment and applicable government regulations. We utilize our policy expertise, deep industry knowledge, and proprietary modeling tools to advise governments and industry on key topics related to electric power, traditional fuels, and renewable sources of energy. Our areas of particularly deep expertise include power market analysis and modeling, transmissions analysis, electric system reliability standards, energy asset valuation and due diligence, regulatory and litigation support, fuels market analysis, air regulatory strategy, and renewable energy and green power. We also support government and commercial clients in designing, implementing, and evaluating demand-side energy management strategies in a wide range of areas, including energy efficiency and peak load management. Our work includes numerous engagements supporting the ENERGY STARSM suite of programs at the federal and state levels.

Global climate change has become a key focus of governments around the world, and reducing or offsetting greenhouse gas (“GHG”) emissions is a critical priority in both the public and private sectors. Voluntary carbon markets are growing in the United States, climate change mitigation is a key priority of Congress and the current Presidential administration, and many international carbon emissions markets are well developed. Legislation in the United States is actively being considered at both the federal and state levels, and EPA is preparing a regulatory strategy. Adjustment to public sector and consumer sensitivity to climate change is now becoming a key element of energy industry strategy. Entirely new markets are being created in response to problems associated with carbon emissions. Although the regulatory landscape in this area is still evolving, the need to address carbon and other harmful emissions has significantly changed the way the world’s governments and industries interact.

We have decades of experience in designing, evaluating, and implementing environmental policies and transportation infrastructure projects and believe that a number of key issues are driving increased demand for the services we provide in these areas, including:

•	Increased focus on the proper stewardship and regulation of natural resources;

•	Historic under-investment in transportation infrastructure; and

•	Changing patterns of economic development that require transportation systems to adapt to new patterns of demand.

By leveraging our interdisciplinary skills, which range from finance and economics, to earth and life sciences and information technology and program management, we are able to provide a wide range of services that includes complex environmental impact assessments, environmental management information systems, air quality assessments, program evaluation, transportation planning, and regulatory reinvention. Our experience in environmental policy and planning allows us to help clients deal specifically with the inter-related environmental, business, and social implications of transportation modes and infrastructure. From the environmental management of complex infrastructure engagements to strategic and operational concerns of airlines and airports, our solutions draw upon our expertise and institutional knowledge in transportation planning, urban and land use planning, industry management practices, financial analysis, environmental sciences, and economics.

Health, Human Services, and Social Programs

Our advisory, implementation, and improvement expertise is also applied to social resources in areas such as health, human services, and social programs. We believe that a confluence of factors is expected to drive an increased need for public spending in the United States on health, human services, and social programs. These factors include, among others:

•	An aging population;

•	Attempts to expand healthcare services to under-served segments of the population;

•	The emphasis on improving the effectiveness of the educational system;

•	The need to address the foreclosure crisis and its effects on homeowners and communities;

•	The need for greater transparency and accountability of public sector programs;

•	Military personnel returning home from active duty with health and social service needs; and

•	The need to address the potential health and social consequences of threats from terrorism, natural disasters, and epidemics.

We believe we are well positioned to provide research, consulting, implementation, and improvement services to help our clients develop and manage effective programs in the areas of health, human services, and social programs at the national, regional, and local levels. We have deep subject-matter expertise in complex social areas, including public health, mental health, international health and development, health communications, education, children and families, disaster recovery, housing and communities, military personnel recruitment and retention, and substance abuse. Our combination of health-domain knowledge and our experience in information technology applications provides us with strong capabilities in health informatics, which combines the disciplines of information science, computer science, and health to facilitate the acquisition, storage, retrieval, and use of health and biomedical information. We partner with our clients in the government, commercial, and non-profit sectors to increase their knowledge base, support program development, enhance program operations, evaluate program results, and improve program effectiveness.

In the area of health, we support dozens of programs within HHS, including the National Institutes of Health and the Centers for Disease Control, conducting primary data collection and analyses, assisting in designing, delivering, and evaluating programs, managing technical assistance centers, providing instructional systems, developing information technology applications, and managing clearinghouse operations. In the area of human services more generally, we provide training and technical assistance for early care and educational programs (such as Head Start), services for victims of crime at the Department of Justice, and health and demographic surveys in developing countries for the Department of State. In the area of social programs, we provide extensive training, technical assistance, and program analysis and support services for a number of the housing and rural and community development programs of the Department of Housing and Urban Development and the Department of Agriculture.

Homeland Security and Defense

Homeland security programs continue to drive budgetary growth at the federal level and are also receiving increasing funding in state and local budgets. We believe that the following key homeland security trends, at all levels of government, will continue to drive an increased need for our services in this area:

•	Broadened homeland security concerns to include areas such as health, food, energy, water, and transportation;

•	Reassessment of the emergency management function of homeland security in the face of natural disasters; and

•	Increased dependence on private sector personnel and organizations in emergency response.

In addition, DoD is undergoing major transformations in its approach to strategies, processes, organizational structures, and business practices due to several complex, long-term factors, including:

•	The changing nature of global security threats, including cybersecurity threats;

•	Family issues associated with globally deployed armed forces; and

•

The increasing complexity of war-fighting strategies, the need for real-time information sharing and logistics modernization, network-centric warfare requirements, and the global nature of combat arenas.

We provide key services to the Department of Homeland Security (“DHS”) and DoD. At DHS, we assist in shaping and managing critical programs to ensure the safety of communities, developing critical infrastructure protection plans and processes, establishing goals and capabilities for national preparedness at all levels of government in the United States, and managing the national program to test radiological emergency preparedness at the state and local levels in communities adjacent to nuclear power facilities. We support DoD by providing high-end strategic planning, analysis, and technology solutions in the areas of logistics management, operational support, command and control, and cybersecurity. We also provide the defense sector with environmental management, human capital assessment, military community research, and technology-enabled solutions. Finally, we pursue opportunities that reside at the intersection of homeland security and defense and believe that the interrelationships and strengthened ties among traditional defense requirements and homeland security, such as disaster preparedness and response and recovery, create significant demands for professional services.

Our Competitive Strengths

We possess the following key business strengths:

We have a highly educated professional staff with deep subject-matter knowledge

We possess strong intellectual capital that provides us with a deep understanding of policies, processes, and programs across our major markets. Our thought leadership is based on years of training, experience, and education. Our clients are able to draw on the in-depth knowledge of our subject-matter experts and our experience developed over decades of providing advisory services. As of November 4, 2009, approximately 42% of our benefits-eligible staff held post-graduate degrees in diverse fields such as business administration, engineering, information technology, law, life sciences, physical sciences, public policy, and the social sciences. These qualifications, and the complementary nature of our markets, enable us to deploy multi-disciplinary teams to identify, develop, and implement solutions that are creative, pragmatic, and tailored to our clients’ specific needs.

We believe our diverse range of markets, services, and projects provides a stimulating work environment for our employees and enhances their professional development. The use of multi-disciplinary teams provides our staff the opportunity to develop and refine common skills required in many types of engagements. Our approach to managing human resources fosters collaboration and significant cross-utilization of the skills and experience of both industry experts and other personnel who can develop creative solutions by drawing upon their different experiences. The types of services we provide, and the manner in which we do so, enable us to attract and retain talented professionals from a variety of backgrounds while maintaining a culture that fosters teamwork and excellence.

We have strong long-standing relationships with clients across a diverse set of markets

The long-term relationships we maintain with many of our clients reflect our successful track record of fulfilling our clients’ needs. We have advised both EPA and HHS for more than 30 years, DOE for more than 25 years, and DoD for more than 20 years, and have multi-year relationships with many of our other clients. We have numerous contacts at various levels within our clients’ organizations, ranging from key decision-makers to functional managers. The long-standing nature and breadth of our client relationships adds greatly to our institutional knowledge, which, in turn, helps us carry out our client engagements more effectively and maintain and expand such relationships. Our extensive experience and client contacts, together with our prime-contractor position on a substantial majority of our contracts and onsite presence, gives us clearer visibility into future opportunities and emerging requirements. In addition, as of November 2, 2009, more than 200 of our employees held active federal security clearances (with over 150 more employees having terminated clearances eligible for reinstatement), which affords us client access at appropriate levels and further strengthens our client relationships. We believe our balance between civilian and defense agencies, our commercial presence, and the diversity of the markets we serve help mitigate the impact of annual shifts in our clients’ budgets and priorities.

Our advisory role positions us to capture a full range of engagements

We believe our advisory approach, which is based on our deep subject-matter expertise and understanding of our clients’ requirements and objectives, is a significant competitive differentiator that helps us gain access to key client decision-makers during the initial phases of a policy, program, project, or initiative. We use our expertise and understanding to formulate customized recommendations for our clients. We believe this domain expertise and the program knowledge developed from our advisory engagements further position us to provide implementation and evaluation services. Implementation and evaluation engagements, in turn, allow us to understand better our clients’ requirements and objectives as they evolve over time. We then use this knowledge to provide evaluation and improvement services that maintain the relevance of our recommendations. As a result, we believe we are able to offer services across the entire life cycle of a particular policy, program, project, or initiative.

Our technology solutions are driven by our deep subject-matter expertise

Government and commercial decision-makers have become increasingly aware that, to be effective, technology solutions need to be seamlessly integrated with people and processes. We possess strong knowledge in information technology and a deep understanding of human and organizational processes. This combination of skills with our domain knowledge allows us to deliver technology-enabled solutions tailored to our clients’ business and organizational needs.

Our proprietary analytics and methods allow us to deliver superior solutions to our clients

We believe our innovative, and often proprietary, analytics and methods are key competitive differentiators because they enhance our ability to deliver customized solutions, and enable us to deliver services in a more cost-effective manner than our competitors. For example, we have developed industry-standard energy and environmental models that are used by governments and commercial entities around the world for energy planning and air quality analyses, and have also developed a suite of proprietary climate change tools to help the private sector develop strategies for complying with GHG emission reduction requirements. We maintain proprietary databases that we continually refine and that are available to be incorporated quickly into our analyses on client engagements. In addition, we also have proprietary program management methodologies and services that we believe can help governments improve performance measurement, support chief information officer and science and engineering program activities, and reduce security risks.

We are led by an experienced management team

Our management team, consisting of approximately 200 officers with the title of vice president or higher, possesses extensive industry experience and had an average tenure of more than 12 years with us as of September 30, 2009. This low turnover allows us to retain institutional knowledge. Our managers are experienced both in marketing efforts and in successfully managing and executing advisory, implementation, and evaluation assignments. Our management team also has experience in acquiring other businesses and integrating those operations with our own. A number of our managers are industry-recognized thought leaders. Based on these factors, we believe that our management’s successful past performance and deep understanding of our clients’ needs have been key differentiating factors in competitive situations.

Our Strategy

Our strategy to increase our revenue and shareholder value involves the following key elements:

Leverage advisory work into implementation and full life-cycle solutions

We plan to continue to leverage our advisory services and strong client relationships to increase our revenue from implementation services, which include information technology solutions, project and program management, project delivery, strategic communications, and training. Our advisory services provide us with insight and understanding of our clients’ missions and goals. We believe the domain expertise we continue to build and the program knowledge we develop from these advisory assignments position us to capture a greater portion of larger implementation engagements. We will, however, need to undertake such expansion carefully to avoid actual, potential, and perceived conflicts of interest. See “Risk Factors – Risks Related to our Business – The diversity of the services we provide and the clients we serve may create actual, potential, and perceived conflicts of interest and conflicts of business that limit our growth and lead to liability for us,” in the enclosed prospectus and incorporated in this document.

Pursue larger contract opportunities

We believe that continuing to expand our client engagements into implementation, evaluation, and improvement services enables us to pursue larger prime contract opportunities, which should provide a greater return on our business development efforts and allow for enhanced employee utilization. We plan to continue to target larger and longer-term opportunities through greater emphasis on early identification of opportunities, strategic capture and positioning, and enhanced brand recognition. We believe that the resulting increase in the scale, scope, and duration of our contracts will accelerate our growth.

Expand and deepen our presence in federal and state governmental agencies

Given the growth in the scope of our service offerings, many of our current federal agency clients are not utilizing the full array of services that we offer, especially with regard to implementation. We will specifically target deeper penetration of those agencies that currently procure services only from one or two of our business areas. We believe we can leverage many of our long-term client relationships by introducing these existing clients, where appropriate, to new ICF services. For example, we plan to introduce many of our advisory clients to our capabilities to provide associated information technology, human capital strategy, large-scale program management, and strategic communications services, and we can readily offer our long-term clients a broad suite of evaluation services that we now possess, particularly given our acquisition of Macro. We are also well-positioned with our benchmarking, evaluation, and improvement capabilities to capitalize on the recent trend, at both the federal and state levels, towards transparency and measurement of program results. Moreover, as more federal money passes to the states to finance state-level initiatives and programs, we can leverage our experience with our state clients to help them employ those federal funds more effectively. Finally, having grown to have more than 50 offices across the United States, we can focus more of our business development efforts on addressing the needs of federal agencies with operations outside of the Washington, D.C. area.

Expand our commercial business

We see growth opportunities in our current commercial business in the utility and air transport industries, as well as significant potential for us to expand our business in other commercial sectors, both domestically and internationally. Although we believe the utility industry will continue to be a strong market for advisory services in light of the growing focus on regulatory actions and alternative fuels, we intend to leverage our existing relationships and institutional expertise to pursue and capture additional, typically higher-margin opportunities. First, we believe we can continue to expand beyond our advisory-based businesses and into implementation services such as assisting with implementing energy efficiency programs for utilities. Second, the growth of interest in climate change and sustainability issues has increased our ability to offer these types of services to new clients in other sectors beyond utilities and air transportation. We are a recognized leader in climate change and sustainability offerings according to Environmental Finance magazine and the market research firm Verdantix. Many other sectors, such as information service providers, who are large consumers of energy, and hotel and tourist-related services, have recently become new client areas for us, and we expect to continue to expand as industry better understands carbon regulation and the positive benefits of demonstrating environmental stewardship.

Replicate our business model globally across government and industry

We believe the services we provide to the energy, environment, and infrastructure markets have especially strong business drivers throughout the world. Europe’s growing need for cutting-edge climate change and environmental solutions plays well to our domain expertise, which we have applied there for years. Moreover, four of our offices outside the United States are located in the BRIC countries, each of which represents a substantial market with rapidly growing demands for new sources of energy, a need for transportation infrastructure improvements, and severe air and carbon pollution issues. We believe our ability to offer energy, infrastructure, climate change, and environmental services to both commercial and government clients in these countries from local offices, typically staffed by native citizens, positions us well to help clients address these key issues and therefore expand our market presence.

Focus on higher-margin projects

We plan to pursue higher-margin commercial projects and continue to shift our federal, state, and local government contract base to increase margins. We believe we have strong global client relationships in both the commercial energy and air transport markets, where our margins have historically been higher than those in our government business. We view the energy industry as a particularly attractive market for us over the next decade due to climate change concerns, impending regulation, and the need for cleaner sources of energy. We believe these factors will result in a greater number of potential engagements that will also be larger in size and scope. We will also continue our efforts in federal, state, and local government markets to shift our contract mix from cost-based contracts toward fixed-price contracts and time-and-materials contracts, both of which, in our experience, typically offer higher margins.

Pursue strategic acquisitions

We plan to augment our organic growth with selected acquisitions. During the past few years, we have acquired a number of companies, including: Macro in 2009; Jones & Stokes in 2008; and SH&E, Z-Tech, EEA, and APCG in 2007. Our more recent acquisitions are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Acquisitions” in our Annual Report on Form 10-K filed on March 13, 2009, and Note 2 to the financial statements in our Quarterly Report on Form 10-Q filed on November 6, 2009, incorporated herein. We plan to continue a disciplined acquisition strategy to obtain new clients, increase our size and market presence, and obtain capabilities that complement our existing portfolio of services, while focusing on cultural compatibility and financial impact.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our common stock (“common shares”) by a beneficial owner that is a non-U.S. holder (as defined below) and that holds the common shares as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations that could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell common shares under the constructive sale provisions of the Code, and persons that hold common shares as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common shares.

For purposes of this summary, a “non-U.S. holder” or “non-U.S. person” means a person (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that own our common shares should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

Although we have not paid any cash dividends to date, the below dividend description would apply in the event that future cash dividends are paid at the discretion of our board of directors and further assumes that the tax treatment at the time of such cash dividends remains the same as it is currently. Dividends paid to a non-U.S. holder of our common shares generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, as discussed below, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied.

A non-U.S. holder of our common shares who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits, or (b) if our common shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common shares eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

If dividends we pay to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens, and domestic U.S. corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Shares

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of our common shares unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that you maintain in the United States);

•

you are an individual, you hold our common shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and our common shares have ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs, or you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common shares, and you are ineligible for any treaty exemption.

“Effectively connected” gains described in the first bullet above are taxed at rates applicable to U.S. citizens, resident aliens, and domestic U.S. corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. A non-U.S. holder described in the second bullet above will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital loss.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Except as described below, a non-U.S. holder generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common shares effected at a U.S. office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•

a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership, an estate, or a trust, Form W-8IMY (if applicable), together with any other relevant documents, certifying that the non-U.S. holder and each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person; or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or you otherwise establish an exemption.

However, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of our common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus through the underwriters named below. William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
William Blair & Company, L.L.C.
Stifel, Nicolaus & Company, Incorporated
Canaccord Adams Inc.
Stephens Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an option to buy up to an additional 465,000 shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $              per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $              per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 465,000 shares:

	No exercise	Full exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $            .

No Sales of Similar Securities

We, our executive officers and directors and CM Equity Partners, L.P. (and related partnerships), which beneficially own greater than 5% of our common stock, have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of either William Blair & Company, L.L.C. or Stifel, Nicolaus & Company, Incorporated, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock during a specified period. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement with respect to us, 60 days after the date of this prospectus supplement for the executive officers and directors, and 45 days after the date of this prospectus supplement for CM Equity Partners, L.P. (and related partnerships), which beneficially own greater than 5% of our common stock. At any time and without public notice, either William Blair & Company, L.L.C. or Stifel, Nicolaus & Company, Incorporated may release all or some of the securities from these lock-up agreements. Approximately 33,000 shares owned by certain of our executive officers that are eligible for sale under agreements with independent broker-dealers entered into pursuant to Exchange Act Rule 10b5-1 will not be subject to these lock-up restrictions.

Indemnification and Contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Nasdaq Global Select Market Quotation

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “ICFI.”

Price Stabilization, Short Positions, Passive Market-Making

In connection with this offering, the underwriters may engage in activities that stabilize, maintain, or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids;

•	syndicate covering transactions; and

•	passive market-making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid, which occurs when a particular underwriter repays to the underwriters’ representatives a portion of the underwriting discount received by it because the underwriters’ representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short-covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market, or otherwise.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market-making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market-making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market-making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market-making is commenced, it may be discontinued at any time.

Affiliations

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory, and investment banking services for us for which they receive fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

See “Conflicts of Interest.”

CONFLICTS OF INTEREST

As described under “Use of Proceeds,” we plan to use the net proceeds from this offering for future growth, including possible acquisitions. We will do this by applying the net proceeds we receive to repayment of outstanding borrowings incurred under our credit facility. Such debt repayment will provide us with debt capacity for growth initiatives. An affiliate of BB&T Capital Markets will receive approximately 9.1% of any amounts used to repay borrowings under our credit facility, which amount would represent more than five percent of the net proceeds of this offering. Therefore, BB&T Capital Markets is deemed to have a “conflict of interest” with us under NASD Rule 2720 of FINRA.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon by Squire, Sanders & Dempsey L.L.P. The underwriters have been represented by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Macro (acquired by us on March 31, 2009) as of December 31, 2008, and December 31, 2007, and for each of the years in the two-year period ended December 31, 2008, have been incorporated by reference in this prospectus supplement and the accompanying prospectus, from the Form 8-K/A dated June 12, 2009, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Prospectus

$200,000,000 of common stock offered by ICF International, Inc.

3,129,504 shares offered by the Selling Stockholder

This prospectus provides a general description of these securities. Each time securities are offered, we will provide a prospectus supplement that contains the specific terms of the securities and the offering, and may also update, add or change information contained in this prospectus. We may offer, from time to time in a primary offering, up to $200,000,000 of our common stock. In addition to the primary offering, the selling stockholder identified in this prospectus may offer and sell, from time to time, up to 3,129,504 shares of our common stock.

You should read this prospectus, any accompanying prospectus supplement, any “free writing” prospectus that may be provided and any documents incorporated by reference therein, together with the additional information described under the heading “Where You Can Find More Information,” carefully before you make your investment decision. The applicable prospectus supplement will contain specific information about the terms of each offering, including, among other things, the amount of our common stock we or the selling stockholder will be selling and the means of distribution for the shares of our common stock being sold.

The shares of common stock offered under this prospectus may be offered or sold from time to time directly to purchasers or through agents, underwriters, brokers or dealers at prevailing market or privately negotiated prices and on terms to be determined at the time of sale, in accordance with one of more of the methods described in the plan of distribution, which begins on page 31 of this prospectus. We will not receive any of the proceeds from the sale of any common shares by the selling stockholder, but we have agreed to bear certain expenses of registering the resale of the common shares under federal and state securities laws.

Our shares of common stock are currently traded on the NASDAQ Global Select Market under the symbol “ICFI.” On September 10, 2009, the closing sale price of our common stock was $29.42 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 and in the annual, quarterly and current reports incorporated by reference into this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 29, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer and sell, in one or more offerings from time to time, shares of our common stock up to an aggregate dollar amount of $200,000,000. This prospectus also relates to 3,129,504 shares of our common stock which may be offered and sold from time to time in one or more offerings by the Selling Stockholder named under the section of this prospectus labeled “Selling Stockholder.”

This prospectus provides you with a general description of our common stock. Each time we sell common stock under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more “free writing” prospectuses (i.e., written communications concerning an offering that are not part of this prospectus or a prospectus supplement) that may contain material information relating to the offering. We may add to or modify in a prospectus supplement (and in any related free writing prospectus that we may authorize) any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference. To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow ICF International, Inc. (the “Company”) to incorporate by reference certain information into this prospectus. See “Incorporation by Reference” for a description of the documents from which information is incorporated and where you can get a copy of such documents.

We urge you to read this entire prospectus and any prospectus supplement, together with the information described under the heading “Where You Can Find More Information” carefully, including the “Risk Factors” in this prospectus and included or incorporated in any accompanying prospectus.

You should rely only on the information contained in this prospectus, including the financial statements and other information incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus or the date of the documents incorporated by reference in this prospectus, regardless of the time of delivery of this prospectus or any sale of securities.

This prospectus has been prepared based on information provided by us and other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making a decision to invest in our common shares, you must rely on your own examination of our Company and the terms of the offering, including the merits and risks involved.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, any prospectus supplement and the documents incorporated herein by reference constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We have described important factors in the information included and incorporated by reference in this prospectus that we believe could cause actual results or events to differ materially from the forward-looking statements that we make, including but not limited to:

•	changes in the economic and political climate that may affect spending patterns and priorities of our clients;

•	failure by Congress or other governmental bodies to approve budgets in a timely fashion;

•	our dependence on contracts with federal, state and local government agencies and departments for the majority of our revenue;

•	results of government audits and investigations;

•	effects of the economic downturn on the air transportation or energy sectors;

•	liabilities resulting from our recently completed major contract with the State of Louisiana;

•	failure to receive the full amount of our backlog;

•	loss of members of management or other key employees;

•	difficulties implementing our acquisition strategy; and

•	difficulties expanding our service offerings and client base.

See “Risk Factors” for more information. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We undertake no obligation to update these forward-looking statements, even if our situation changes in the future.

PROSPECTUS SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus and in the documents incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference into this prospectus carefully, especially the financial statements and related notes and the risks of investing in our securities discussed under the heading “Risk Factors” before investing in our common stock.

Our Company

We provide management, technology, and policy consulting and implementation services to government, commercial, and international clients. We help our clients conceive, develop, implement, and improve solutions that address complex economic, social, and national security issues. Our services primarily address three key markets: energy, environment and infrastructure; health, human services, and social programs; and homeland security and defense. We believe that demand for our services will continue to grow as government, industry, and other stakeholders seek to address critical long-term social and natural resources issues in these market areas due to heightened environmental and social concerns, global climate change, the need for cleaner energy, aging populations, and geo-political changes.

Our clients utilize our services because we combine diverse institutional knowledge and experience in their activities with the deep subject matter expertise of our highly educated staff, which we deploy in multi-disciplinary teams. Our federal government clients have included every cabinet-level department, including the Department of Health and Human Services (“HHS”), Department of Defense (“DoD”), Environmental Protection Agency (“EPA”), Department of State (“DOS”), Department of Homeland Security (“DHS”), Department of Transportation (“DOT”), Department of Justice (“DOJ”), Department of Housing and Urban Development (“HUD”), and Department of Energy (“DOE”). U.S. federal government clients generated approximately 52% of our revenue for the six months ended June 30, 2009, and approximately 36% of our revenue in the full year 2008. State and local government clients generated approximately 29% of our revenue for the six months ended June 30, 2009, and approximately 47% of our revenue in the full year 2008. The Road Home contract with the State of Louisiana, which accounted for most of our state and local revenue for its three-year duration, and was our largest contract during that period, ended as scheduled on June 11, 2009. (The Road Home contract is defined and discussed in greater detail under “Risk Factors—Risks Related to Our Business.”) We also serve commercial and international clients, primarily in the air transportation and energy sectors, including airlines, airports, electric and gas utilities, oil companies, and law firms. Our commercial and international clients, including government clients outside the United States, generated approximately 19% of our revenue for the six months ended June 30, 2009, and approximately 17% of our revenue in the full year 2008. We have successfully worked with many of our clients for decades, with the result that we have a unique and knowledgeable perspective on their needs.

Across our markets, we provide end-to-end services that deliver value throughout the entire life of a policy, program, project, or initiative:

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Advisory Services. We help our clients analyze the policy, regulatory, technology, and other challenges facing them and develop strategies and plans for responding. Our advisory and management consulting services include needs and markets assessment, policy analysis, strategy and concept development, change management strategy, enterprise architecture, and program design.

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Implementation Services. We implement and manage technological, organizational, and management solutions for our clients, often based on the results of our advisory services. Our implementation services include information technology solutions, project and program management, project delivery, strategic communications, and training.

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Evaluation and Improvement Services. In support of advisory and implementation services, we provide evaluation and improvement services to help our clients increase the future efficiency and effectiveness of their programs. These services include program evaluation, continuous improvement initiatives, performance management, benchmarking, and return-on-investment analyses.

We have more than 3,500 employees, including many who are recognized thought leaders in their respective fields. We serve clients globally from our headquarters in the metropolitan Washington, D.C. area, our more than 50 domestic regional offices throughout the United States, and our international offices in London, Moscow, New Delhi, Rio de Janeiro, Toronto and Beijing.

Corporate Information

Our principal operating subsidiary was founded in 1969. ICF International, Inc. was formed as a Delaware limited liability company in 1999 under the name ICF Consulting Group Holdings, LLC in connection with the purchase of our business from a larger services organization. A number of our current senior managers participated in this buyout transaction along with private equity investors. We converted to a Delaware corporation in 2003 and changed our name to ICF International, Inc. in 2006.

We completed our initial public offering (“IPO”) in October 2006. Since our IPO, we have completed several acquisitions, the most recent of which were the acquisitions of Simat, Helliesen & Eichner, Inc. in December 2007, Jones & Stokes Associates, Inc. in February 2008, and Macro International Inc. (“Macro”) on March 31, 2009.

Our principal executive office is located at 9300 Lee Highway, Fairfax, Virginia 22031, and our telephone number is (703) 934-3000. We maintain an internet Web site at www.icfi.com. Our internet Web site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

All references in this prospectus to the “Company,” “ICF,” “we,” “us,” or “our” are to ICF International, Inc. and, where appropriate, its subsidiaries. Our fiscal year ends on December 31. References in or incorporated by reference in this prospectus to a fiscal year, such as “fiscal 2009,” relate to the fiscal year ended on December 31 of that calendar year. For reading ease, certain financial information incorporated by reference in this prospectus is presented on a rounded basis, which may cause minor rounding differences.

All references in this prospectus to “CMEP” refers to CM Equity Partners, L.P. and its affiliated partnerships, our principal stockholder and the selling stockholder of our common stock under this prospectus.

The Offering

Common stock to be offered by us	Up to $200,000,000 of shares of common stock

Common stock to be offered by the selling stockholder	Up to 3,129,504 shares of common stock

Risk Factors	See “Risk Factors” section for a discussion of factors you should carefully consider before deciding to purchase the shares of common stock offered under this prospectus.

Use of proceeds

We will receive proceeds from the sale of shares of common stock by us and will use the net proceeds for debt repayment, under and pursuant to our credit line agreement, to the extent debt is outstanding at the time. Such debt repayment will provide the Company greater flexibility to finance future growth, including potential acquisitions. If there is no debt outstanding, the proceeds will be used for general corporate purposes.

We will not receive any proceeds from the sale by the selling stockholder of the shares covered by this prospectus.

Nasdaq symbol	ICFI

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “ICFI.” The last reported sale price of our common stock on September 10, 2009, was $29.42 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors in an offering should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus and in the prospectus supplement related to such offering before purchasing any of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. The risks described below are not the only ones we will face. If any of these or other risks actually occur, our business, financial condition, or results of operation may be materially and adversely affected. In such event, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

RISKS RELATED TO CHANGES IN ECONOMIC AND POLITICAL CLIMATE

Current or worsening economic conditions could adversely affect our business.

The United States and global economies are currently experiencing a period of substantial economic uncertainty with wide-ranging effects, including the disruption of global financial markets. Some, but not all, of the possible effects of these economic events are outlined in the risk factors described below, including those relating to levels and priorities of federal and state spending, access to capital and credit markets, effects on commercial and other clients, and potential impairment of our goodwill and other long-lived assets. Although governments worldwide, including the federal government, have initiated actions in response to the current situation, we are unable to predict the impact, severity, and duration of these economic conditions. We believe that our industry, which is particularly sensitive to government spending levels, may be less adversely affected by the factors affecting commercial businesses and consumer spending generally, but we cannot assure you that the economic environment or other factors will not adversely impact our business, financial condition, results of operations, cash flows, or stock price.

The combination of the adverse economic climate and challenges faced by federal and state governments could result in changes in spending priorities and adversely affect our ability to grow or maintain our revenues and profitability.

The combined effect of the challenging economic climate, related budgetary pressures at the federal and state levels, the new presidential administration in the United States (that may have, or be forced to have, spending priorities that are disadvantageous to us, including a focus on economic stimulus and regulatory reform), and changes in the composition of the U.S. Congress, may affect agencies, departments, projects, or programs we currently support, or that we may seek to support in the future. The programs and projects we support must compete with other programs and projects for consideration during budget formulation and appropriation processes, and may be affected by the general economic conditions. Budget decisions made in this environment are difficult to predict and may have long-term consequences for certain programs and projects. We believe that many of the programs and projects we support are a high priority, and that changing priorities may present opportunities for us, but there remains the possibility that one or more of the programs and projects we support will be reduced, delayed, or terminated. We engage in a number of projects and programs that may be perceived as being favored by the new presidential administration and could be expected to receive funding under the American Recovery and Reinvestment Act. Reductions in, or delays or terminations of, any of the existing programs or projects we support, or of anticipated projects, unless offset by other programs, projects, or opportunities, could adversely affect our ability to grow or maintain our revenues and profitability. We are focused on meeting these challenges and taking advantage of related opportunities. If we are not successful in this effort, we may not be able to grow or maintain our revenues and profitability.

Recent levels of market volatility are unprecedented, and adverse capital and credit market conditions may affect our ability to access cost-effective sources of funding.

The capital and credit markets recently have been experiencing extreme volatility and disruption. Liquidity has contracted significantly, borrowing rates have varied significantly, and borrowing terms have become more restrictive. Historically, we have believed that we could access these markets to support our business activities, including operations, acquisitions, and refinancing debt. In the future, we may not be able to obtain credit or capital market financing (such as through equity offerings) on acceptable terms, or at all, which could have an adverse effect on our financial position, results of operations, and cash flows. In addition, the state of the capital and credit markets could also affect other entities with which we do business, including our commercial and other clients and our suppliers, subcontractors, and team members, which could also have an adverse effect on our financial position, results of operations, and cash flows.

RISKS RELATED TO OUR INDUSTRY

We rely substantially on government clients for our revenue, and government spending priorities may change in a manner adverse to our business.

We derived approximately 49%, 27%, and 36% of our revenue for 2006, 2007, and 2008, respectively, from contracts with federal agencies and departments (for the six months ended June 30, 2009, this figure was approximately 52%), and approximately 40%, 65%, and 47% of our revenue from contracts with state and local governments in 2006, 2007, and 2008, respectively (for the six months ended June 30, 2009, this figure was approximately 29%). In 2008, approximately 38% of our revenue was from The Road Home contract with the State of Louisiana (for the six months ended June 30, 2009, this figure was approximately 18%), as discussed in more detail under “Risks Related to our Business.” Virtually all of our major government clients have experienced reductions in budgets at some time, often for a protracted period, and we expect similar reductions in the future. Expenditures by our federal clients may be restricted by action of the Office of Management and Budget or otherwise limited. In addition, many states are not permitted to operate with budget deficits, and nearly all states face considerable challenges in balancing budgets that anticipate reduced revenues. For example, our clients include agencies and departments of, as well as local and municipal governments within, the State of California, which has recently been dealing with a multi-billion-dollar budget deficit. We expect that these and other clients will delay some payments due us, may eventually fail to pay what they owe us, and may delay some projects and programs. For some clients, we may face an unwelcome choice; turn down (or stop) work with the risk of damaging a valuable client relationship, or perform work with the risk of not getting paid in a timely fashion or perhaps at all. For a discussion of the risks associated with incurring costs before a contract is executed or appropriately modified, see “Risks Related to Our Business—We sometimes incur costs before a contract is executed or appropriately modified. To the extent a suitable contract or modification is not subsequently signed or we are not paid for our work, our revenue and profit will be reduced.”

Federal, state, and local elections could also affect spending priorities and budgets at all levels of government and the current national and worldwide economic downturn may result in changes in government priorities in ways that could be disadvantageous to us. For example, addressing the financial crisis and economic downturn will require use of substantial government resources, which may lower the amounts available for agencies, departments, projects, or programs we support. In addition, some governments may not have sufficient resources to continue spending at previous levels. A decline in expenditures, or a shift in expenditures away from agencies, departments, projects, or programs that we support, whether to pay for other projects or programs within the same or other agencies or departments, to reduce budget deficits, to fund tax reductions, or for other reasons, could materially adversely affect our business, prospects, financial condition, or operating results. Moreover, the perception that a cut in appropriations or spending may occur could adversely affect investor sentiment about our stock and cause our stock price to fall.

The failure of Congress to approve budgets in a timely manner for the federal agencies and departments we support could delay and reduce spending and cause us to lose revenue and profit.

On an annual basis, Congress must approve budgets that govern spending by each of the federal agencies and departments we support. When Congress is unable to agree on budget priorities, and thus is unable to pass the annual budget on a timely basis, it typically enacts a continuing resolution. Continuing resolutions generally allow federal agencies and departments to operate at spending levels based on the previous budget cycle. When agencies and departments must operate on the basis of a continuing resolution, funding we expect to receive from clients for work we are already performing and new initiatives may be delayed or cancelled. Thus, the failure by Congress to approve budgets in a timely manner can result in the loss of revenue and profit in the event federal agencies and departments are required to cancel or change existing or new initiatives, or the deferral of revenue and profit to later periods due to delays in implementing existing or new initiatives. The budgets of many of our state and local government clients are also subject to similar budget processes, and thus subject us to similar risks and uncertainties.

Our failure to comply with complex laws, rules, and regulations relating to government contracts could cause us to lose business and subject us to a variety of penalties.

We must comply with laws, rules, and regulations relating to the formation, administration, and performance of government contracts, which affect how we do business with our government clients and impose added costs on our business. Each government client has its own laws, rules, and regulations affecting its contracts. Among the more significant strictures affecting federal government contracts are:

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the Federal Acquisition Regulation, and agency regulations analogous or supplemental to it, which comprehensively regulate the formation, administration, and performance of federal government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with some contract negotiations;

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the Procurement Integrity Act, which, among other things, defines standards of conduct for those attempting to secure federal contracts, prohibits certain activities relating to federal procurements, and limits the employment activities of certain former federal employees;

•	the Cost Accounting Standards, which impose accounting requirements that govern our right to payment under federal contracts; and

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laws, rules and regulations restricting (i) the use and dissemination of information classified for national security purposes, (ii) the exportation of specified products, technologies, and technical data, and (iii) the use and dissemination of sensitive but unclassified data.

The federal government and other governments with which we do business may in the future change their procurement practices or adopt new contracting laws, rules or regulations, including cost accounting standards, that could be costly to satisfy or that could impair our ability to obtain new contracts. Any failure to comply with applicable strictures could subject us to civil and criminal penalties and administrative sanctions, including termination of contracts, repayment of amounts already received under contracts; forfeiture of profits; suspension of payments; fines and suspension or debarment from doing business with federal and even state and local government agencies and departments, any of which could adversely affect our reputation, our revenue, our operating results, and the value of our stock. Failure to abide by laws applicable to our work for governments outside the United States could have similar effects. Unless the content requires otherwise, we use the term “contracts” to refer to contracts and any task orders or delivery orders issued under a contract.

Unfavorable government audit results could force us to adjust previously reported operating results, could affect future operating results, and could subject us to a variety of penalties and sanctions.

The federal government and many states audit and review our contract performance, pricing practices, cost structure, financial responsibility, and compliance with applicable laws, regulations, and standards. Like most major government contractors, we have our business processes, financial information, and government contracts audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency. Audits, including audits relating to companies we have acquired or may acquire or subcontractors we have hired or may hire, could raise issues that have significant adverse effects on our operating results. For example, audits could result in substantial adjustments to our previously reported operating results if costs that were originally reimbursed, or that we believed would be reimbursed, are subsequently disallowed, or if invoices that have been paid, or that we expected to be paid, are subsequently rejected, or otherwise not paid in full. In addition, cash we have already collected may need to be refunded, past and future operating margins may be reduced, and we may need to adjust our practices, which could reduce profit on other past, current, and future contracts. Moreover, a government agency could withhold payments due us under a contract pending the outcome of any investigation with respect to a contract or our performance under it. Audits in connection with The Road Home contract are discussed below under “Risks Related to Our Business.”

If a government audit, review, or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, repayment of amounts already received under contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal and even state and local government agencies and departments. We may also lose business if we are found not to be sufficiently financially responsible. In addition, we could suffer serious harm to our reputation and our stock price could decline if allegations of impropriety are made against us, whether or not true. Federal audits have been completed on our incurred contract costs only through 2006; audits for costs incurred on work performed since then have not yet been completed. In addition, non-audit reviews by the government may still be conducted on all our government contracts.

If we are suspended or debarred from contracting with the federal government or any state government generally, or any specific agency or department, if our reputation or relationship with federal or state agencies and departments is impaired, or if the federal or state governments otherwise cease doing business with us or significantly decrease the amount of business they do with us, our revenue and operating results would be materially harmed.

Our government contracts contain provisions that are unfavorable to us and permit our government clients to terminate our contracts partially or completely at any time prior to completion.

Our government contracts contain provisions not typically found in commercial contracts, including provisions that allow our clients to terminate or modify these contracts at the government’s convenience upon short notice. If a government client terminates one of our contracts for convenience, we may recover only our incurred and committed costs, settlement expenses, and any fee due on work completed prior to the termination, but not any revenues for work not yet performed. In addition, many of our government contracts and task and delivery orders are incrementally funded as appropriated funds become available. The reduction or elimination of such funding can result in options not being exercised and further work on existing contracts and orders being curtailed. In any such event, we would have no right to seek lost fees or other damages. If a government client were to terminate, decline to exercise an option under, or curtail further performance under one or more of our significant contracts, our revenue and operating results would be materially harmed.

Adoption of new procurement practices or contracting laws, rules, and regulations and changes in existing procurement practices or contracting laws, rules, and regulations could impair our ability to obtain new contracts and cause us to lose revenue and profit.

In the future, the federal government may change its procurement practices or adopt new contracting laws, rules, or regulations that could cause its agencies and departments to curtail the use of services firms or increase the use of companies with a “preferred status,” such as small businesses. For example, legislation restricting the procedure by which services are outsourced to federal contractors has been proposed in the past, and if such legislation were to be enacted, it would likely reduce the amount of services that could be outsourced by the federal government. Any such changes in procurement practices or new contracting laws, rules, or regulations could impair our ability to obtain new contracts and materially reduce our revenue and profit. Other government clients could enact changes to their procurement laws and regulations that could have similar adverse effects on us.

In addition, our business activities may be or may become subject to international, foreign, U.S., state, or local laws or regulatory requirements that may limit our strategic options and growth and may increase our expenses and reduce our profit, negatively affecting the value of our stock. We generally have no control over the effect of such laws or requirements on us and they could affect us more than they affect other companies.

RISKS RELATED TO OUR BUSINESS

We depend on contracts with federal agencies and departments for a substantial portion of our revenue and profit, and our business, revenue, and profit levels could be materially and adversely affected if our relationships with these agencies and departments deteriorate.

Contracts with federal agencies and departments accounted for approximately 49%, 27%, and 36% of our revenue for fiscal years 2006, 2007, and 2008, respectively (for the six months ended June 30, 2009, this figure was approximately 52%). The majority of the revenues of Macro, which we acquired on March 31, 2009, is derived from federal contracts. In addition, we believe that federal contracts will continue to be a significant source of our revenue and profit for the foreseeable future.

Because we have a large number of contracts with our clients, we continually bid for and execute new contracts, and our existing contracts continually become subject to recompetition and expiration. Upon the expiration of a contract, we typically seek a new contract or subcontractor role relating to that client to replace the revenue generated by the expired contract. There can be no assurance that the requirements those expiring contracts were satisfying will continue after their expiration, that the client will re-procure those requirements, that any such re-procurement will not be restricted in a way that would eliminate us from the competition (e.g., set aside for small business), or that we will be successful in any such re-procurements. If we are not able to replace the revenue from these contracts, either through follow-on contracts or new contracts for those requirements or for other requirements, our revenue and operating results will be materially harmed.

Among the key factors in maintaining our relationships with government agencies and departments (and other clients) are our performance on individual contracts, the strength of our professional reputation, and the relationships of our managers with client personnel. Because we have many contracts, we expect disagreements and performance issues with clients to arise from time to time. To the extent that such disagreements arise, our performance does not meet client expectations, our reputation or relationships with one or more key clients are impaired, or one or more important client personnel leave their employment, are transferred to other positions, or otherwise become less involved with our contracts, our revenue and operating results could be materially harmed. Our reputation could also be harmed if we work on or are otherwise associated with a project that receives significant negative attention in the news media or otherwise for any reason.

Ongoing and possible post-contract litigation, disputes, audits, reviews and investigations in connection with the recently completed The Road Home contract expose us to many different types of liability, may divert management attention, and could increase our costs.

In June 2006, our subsidiary, ICF Emergency Management Services, LLC (“ICF EMS”), was awarded The Road Home contract by the State of Louisiana, Office of Community Development, to manage a program designed primarily to help homeowners and landlords of small rental properties affected by Hurricanes Rita and Katrina by providing them compensation for the uninsured, uncompensated damages they suffered from the hurricanes (“The Road Home contract”). The Road Home contract accounted for approximately 63% of our revenue in 2007, approximately 38% of our revenue in 2008, and approximately 18% of our revenue for the six months ended June 30, 2009. Although the contract was completed on June 11, 2009, as scheduled, we expect that this contract will generate the most revenue for the Company for the year 2009.

The Road Home contract provided us with significant opportunities, but also created substantial risks. Such risks include the adverse effects that might result if we cannot replace the revenue and profits from the contract, as well as the risk of fraud by employees, applicants and others, as with any compensation program. Some of these risks continue beyond the term of the contract. Further, because we have never wound down a contract of this size, we are subject to many risks in connection with its conclusion. We have outlined below the significant risks to which we believe we continue to be subject in connection with this contract.

We have a number of lawsuits pending and other claims made against us in connection with The Road Home contract, and others may be brought in the future. We have defended such actions vigorously and plan to continue to do so, but we have not prevailed in every case and may not prevail in future cases. Even the successful conclusion of such claims, however, will cause us to incur attorneys’ fees and other costs and will divert valuable management time and attention. Although the contract provides that, with several exceptions, we may charge as an expense under the contract reasonable costs and fees incurred in defending and paying claims brought by third parties arising out of our performance, there can be no assurance that all of our costs and fees will be reimbursed, and, to date, most of such costs and fees have not been reimbursed. Claims against us could be substantial and exceed the amounts of, or may not be covered by, available insurance. Such claims may include any of the following, among others:

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Homeowners, rental housing owners, or others dissatisfied with the amount of money they have received from, or their treatment under, this program have taken action against the State of Louisiana and us, and more actions may be initiated, whether or not merited, including possible class action or other substantial litigation.

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We have terminated most of our employees who worked on The Road Home contract, some earlier than initially anticipated due to the contract’s acceleration earlier in its term. Some of those former employees have taken action against us, and more actions may be instituted, whether or not merited, including possible class action or other substantial litigation.

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We and our subcontractors have gathered and maintain sensitive information concerning potential and actual program participants. A claim or determination that we failed to maintain and secure such information properly or failed to take appropriate action to prevent fraud could result in substantial liability for us.

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There is a risk that reimbursement will be sought from us or claims will be made against us, for example, for problems found with our services or invoices or the services or invoices of our subcontractors, including reimbursement for any excess amounts paid to grant recipients, whether or not any such reimbursement sought or claims made are consistent with the terms of the contract.

•	There is also the risk that the State of Louisiana will seek indemnification from us for certain liabilities pursuant to the contract.

In addition, The Road Home contract has been, and we expect it to continue to be, audited, investigated, reviewed, and monitored frequently by federal and state authorities and their representatives. These activities consume significant management time and effort; further, the contract provides that we are subject to audits for more than five years after the expiration of the contract. The large number of parties scrutinizing our performance under The Road Home contract significantly heightens the risk of adverse findings. Such findings from any audit, investigation, review, monitoring, or similar activity could subject us to civil and criminal penalties and administrative sanctions from state or federal authorities, including repayments of amounts already received under the contract, forfeiture of profits, suspension of payments, fines, claims for reimbursement for the costs resulting from any errors or omissions in our performance under the contract, and suspension or debarment from doing business with the State of Louisiana or federal agencies and departments, any of which could substantially adversely affect our reputation, our revenue and operating results, and the value of our stock.

As of August 31, 2009, we had an aggregate of billed and unbilled accounts receivable of approximately $14.7 million under The Road Home contract. As of that date, the State of Louisiana was withholding payments of approximately $13.4 million due to us without specifying the reasons for most of the amount being withheld.

Based on our current understanding, a substantial portion of the amount being withheld is for work performed by our subcontractors. As a result, we are withholding certain payments from our subcontractors, which may affect our relationships with them and may result in action by them against us. We cannot predict if and when the state will make the payments that have been withheld or if and when the state may decide to withhold other payments. The state’s failure to make these payments could have a substantial, adverse effect on our reputation, relationships with other firms, cash flow, operating results, and stock price. We may be subject to claims from both the State of Louisiana and our subcontractors. Further, we may file our own claims, for example, against the state regarding the payments withheld and other issues. Such claims could be costly to pursue, could divert management attention, and their outcome would be uncertain.

Finally, we face the substantial challenge of replacing the revenue and profits from The Road Home contract. For all of its three-year duration, The Road Home contract was our largest contract, providing well over one-half of our revenue at its peak. We have embarked on numerous efforts to replace this revenue and the resulting profits, including several acquisitions, but there can be no assurance that these efforts will be successful. If these efforts are not successful, we would expect our operating results to suffer and our stock price could decline.

Our increasing dependence on General Services Administration Multiple-Award Schedule (“GSA Schedule”) and other Indefinite Delivery/Indefinite Quantity (“IDIQ”) contracts creates the risk of increasing volatility in our revenue and profit levels.

We believe that one of the key elements of our success is our position as a prime contractor under GSA Schedule contracts and other IDIQ contracts. As these types of contracts have increased in importance over the last several years, we believe our position as a prime contractor has become increasingly important to our ability to sell our services to federal clients. However, these contracts require us to compete for each delivery order and task order, rather than having a more predictable stream of activity and, therefore, revenue and profit, during the term of a contract. There can be no assurance that we will continue to obtain revenue from such contracts at these levels, or in any amount, in the future. To the extent that federal agencies and departments choose to employ GSA Schedule and other contracts encompassing activities for which we are not able to compete or provide services, we could lose business, which would negatively affect our revenue and profitability.

Our commercial business depends on the air transport and energy sectors of the global economy, both of which are highly cyclical and can lead to substantial variations in revenue and profit from period to period.

Our commercial business is heavily concentrated in the air transport and energy industries, which are highly cyclical. Our clients in these industries experience periods of relatively high demand followed by periods of relatively low demand. Their demand for our services has historically risen and fallen accordingly. We expect that demand for our services from commercial air transport and energy industry clients will decline when either industry experiences a downturn. Factors leading to a downturn in the air transport industry include a decline in general economic conditions, acts of terrorism or war, changes in the worldwide geopolitical climate, increases in the cost of energy, the financial condition of major airlines or airports, changes in weather patterns, and government regulations affecting the air transport industry. Other factors, some of them unforeseeable, could also affect the demand for our services to this industry. Factors that could cause a downturn in the energy industry include a decline in general economic conditions, changes in political stability in the Middle East and other oil producing regions, and government regulations affecting the energy sector. There are other factors, unrelated to the price of or demand for energy, that have affected demand for our services or may affect it in the future, such as the fate of a major corporation in the energy industry. Demand for our services from some parts of the commercial air transport industry and transaction-related work in the energy industry has, in fact, dropped during the current economic downturn.

We may not receive revenue corresponding to the full amount of our backlog, or may receive it later than we expect, which could materially and adversely affect our revenue and operating results.

The calculation of backlog is highly subjective and is subject to numerous uncertainties and estimates, and there can be no assurance that we will in fact receive the amounts we have included in our backlog. Our assessment of a contract’s potential value is based on factors such as the amount of revenue we have recently recognized on that contract, our experience in utilizing contract capacity on similar types of contracts, and our professional judgment. In the case of contracts that may be renewed at the option of the client, we generally calculate backlog by assuming that the client will exercise all of its renewal options; however, the client may elect not to exercise its renewal options. In addition, federal contracts rely on congressional appropriation of funding, which is typically provided only partially at any point during the term of federal contracts, and all or some of the work to be performed under a contract may require future appropriations by Congress and the subsequent allocation of funding by the procuring agency to the contract. Our estimate of the portion of backlog that we expect to recognize as revenue in any future period is likely to be inaccurate because the receipt and timing of this revenue often depends on subsequent appropriation and allocation of funding and is subject to various contingencies, such as timing of task orders and delivery orders, many of which are beyond our control. In addition, we may never receive revenue from some of the engagements that are included in our backlog, and this risk is greater with respect to unfunded backlog and backlog related to IDIQ contracts. Further, the actual receipt of revenue on engagements included in backlog may never occur or may change because client priorities could change, a program or project schedule could change, the program or project could be canceled, the government agency or other client could elect not to exercise renewal options under a contract or could select other contractors to perform services, or a contract could be reduced, modified, or terminated. Although we adjust our backlog periodically to reflect modifications to or renewals of existing contracts, awards of new contracts, or approvals of expenditures, if we fail to realize revenue corresponding to our backlog, our revenue and operating results for the then current fiscal period, as well as future reporting periods, could be materially adversely affected.

Because much of our work is performed under task orders, delivery orders, and short-term assignments, we are exposed to the risk of not having sufficient work for our staff, which can affect revenue and profit.

We perform some of our work under short-term contracts. Even under many of our longer-term contracts, we perform much of our work under individual task orders and delivery orders, many of which are awarded on a competitive basis. If we cannot obtain new work in a timely fashion, whether through new contracts, task orders, or delivery orders, modifications to existing contracts, task orders, or delivery orders, or otherwise, we may not be able to keep our staff profitably utilized. It is difficult to predict when such new work or modifications will be obtained. Moreover, we need to manage our staff utilization carefully to ensure that those with appropriate qualifications are available when needed and that staff do not have excessive down-time when working on multiple projects, or as projects are beginning or nearing completion. There can be no assurance that we can profitably manage the utilization of our staff. In the short run, our costs are relatively fixed, so sub-optimal staff utilization hurts revenue, profit, and operating results.

Loss of key members of our senior management team could impair our relationships with clients and disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, particularly Sudhakar Kesavan, our Chief Executive Officer; John Wasson, our Chief Operating Officer; Isabel Reiff, Senior Vice President for Corporate Business Development; and Alan Stewart, our Chief Financial Officer. We rely on our senior management to generate business and manage and execute projects and programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with client personnel contribute to our ability to maintain good client relations and identify new business opportunities. Apart from our most senior executive officers, we do not generally have agreements with members of our senior management team providing for a specific term of employment. The loss or rumored loss of any member of our senior management could adversely affect our stock price.

If we fail to attract and retain skilled employees, we will not be able to continue to win new work, staff engagements, and sustain our profit margins and revenue growth.

We must continue to hire significant numbers of highly qualified individuals who have technical skills and who work well with our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff engagements and to maintain and grow our business could be limited. In such a case, we may be unable to win or perform contracts, and we could be required to engage larger numbers of subcontractor personnel, any of which could adversely affect our revenue, profit, operating results, and reputation. We could even default under one or more contracts for failure to perform properly in a timely fashion, which could expose us to additional liability and further harm our reputation and ability to compete for future contracts. In addition, some of our contracts contain provisions requiring us to commit to staff an engagement with personnel the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutes, or otherwise staff our work, the client may reduce the size and scope of our engagement under a contract or terminate it, and our revenue and operating results may suffer.

Growing through acquisitions is a key element of our business strategy, and we are constantly reviewing acquisition opportunities. These activities may involve significant costs, be disruptive, or not be successful. These activities will divert the attention of management from existing operations.

One of our principal growth strategies is to make selective acquisitions. We believe pursuing acquisitions actively is necessary for a public company of our size in our business. As a result, at any given time, we may be evaluating several acquisition opportunities. We may also have outstanding, at any time, one or more expressions of interest, agreements in principle, letters of intent, or similar agreements regarding potential acquisitions, which are subject to completion of due diligence and other significant conditions, as well as confidentiality agreements with potential acquisition targets. Our experience has been that potential acquisition targets demand confidentiality as a matter of course and allow relatively little due diligence before entering into a preliminary agreement in principle. We insist on including due diligence and other conditions in such preliminary agreements and engage in due diligence prior to executing definitive agreements regarding potential acquisitions. We find that potential acquisitions subject to preliminary agreements in principle often are not consummated, or are consummated on terms materially different than those to which parties initially agreed. Accordingly, our normal practice is not to disclose potential acquisitions until definitive agreements are executed and, in some cases, material conditions precedent are satisfied.

When we are able to identify an appropriate acquisition candidate, we may not be able to negotiate the price and other terms of the acquisition successfully or finance the acquisition on terms satisfactory to us. Our out-of-pocket expenses in identifying, researching, and negotiating potential acquisitions has been and will likely continue to be significant, even if we do not ultimately acquire identified businesses. In addition, negotiations of potential acquisitions and the integration of acquired business operations divert management attention away from day-to-day operations and may reduce staff utilization.

When we undertake acquisitions, they may present integration challenges, fail to perform as expected, increase our liabilities, or reduce our earnings.

When we complete acquisitions, it may be difficult and costly to integrate the acquired businesses due to differences in the locations of personnel and facilities, differences in corporate cultures, disparate business models, or other reasons. If we are unable to integrate companies we acquire successfully, our revenue and operating results could suffer. In addition, we may not be successful in achieving the anticipated cost efficiencies and synergies from these acquisitions, which could include offering our services to existing clients of acquired companies or offering the services of acquired companies to our existing clients to increase our revenue and profit. In fact, our costs for managerial, operational, financial, and administrative systems may increase and be higher than anticipated. We may also experience attrition, including key employees of acquired and existing businesses, during and following integration of an acquired business into our Company. We could also lose business during any transition, whether related to this attrition or caused by other factors. Any attrition or loss of business could adversely affect our future revenue and operating results and prevent us from achieving the anticipated benefits of the acquisition. In addition, acquisitions of businesses or other material operations may require additional debt or equity financing or both, resulting in additional leverage or dilution of ownership, or both.

Businesses we acquire may have liabilities or adverse operating issues, or both, that we fail to discover through due diligence or the extent of which we underestimate prior to the acquisition. These may include failure to comply with, or other violations of, applicable laws, rules, or regulations or contractual or other obligations or liabilities. We, as the successor owner, may be financially responsible for, and may suffer harm to our reputation and otherwise be adversely affected by, such issues. An acquired business also may have problems with internal controls over financial reporting, which could in turn lead us to have significant deficiencies or material weaknesses in our own internal controls over financial reporting. These and any other costs, liabilities, and disruptions associated with any of our past acquisitions and any future acquisitions could harm our operating results.

As a result of our acquisitions, we have substantial amounts of goodwill and intangible assets, and changes in business conditions could cause these assets to become impaired, requiring substantial write-downs that would adversely affect our operating results.

All of our acquisitions have been accounted for as purchases and involved purchase prices well in excess of tangible asset values, resulting in the creation of a significant amount of goodwill and other intangible assets. As of June 30, 2009, goodwill and purchased intangibles accounted for approximately $302.2 million and $37.3 million, or approximately 54% and 7%, respectively, of our total assets. We plan to continue acquiring businesses if and when opportunities arise, further increasing these amounts. Under generally accepted accounting principles, we do not amortize goodwill and intangible assets acquired in a purchase business combination that are determined to have indefinite useful lives, but instead review them annually (or more frequently if impairment indicators arise) for impairment. Although we have to date determined that such assets have not been impaired, additional acquisitions and the current economic conditions could make impairment more likely in the future. To the extent that we determine that such an asset has been impaired, we will write down its carrying value on our balance sheet and book an impairment charge in our statement of earnings.

We amortize intangible assets with estimable useful lives over their respective estimated useful lives to their estimated residual values, and review them for impairment. If, as a result of acquisitions or otherwise, the amount of intangible assets being amortized increases, so will our depreciation and amortization charges in future periods.

We face intense competition from many firms that have greater resources than we do, which could result in price reductions, reduced profitability, and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts, task orders and delivery orders. If we are unable to compete successfully for new business, our revenue and operating margins may decline. Many of our competitors are larger and have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than we do. We also have numerous smaller competitors, many of which have narrower service offerings and serve niche markets. Our competitors may be able to compete more effectively for contracts and offer lower prices to clients, causing us to lose contracts, as well as lowering our profit or even causing us to suffer losses on contracts that we do win. Some of our subcontractors are also competitors, and some of them may in the future secure positions as prime contractors, which could deprive us of work we might otherwise have won under such contracts. Our competitors also may be able to provide clients with different and greater capabilities and benefits than we can provide in areas such as technical qualifications, past performance on relevant contracts, geographic presence, ability to keep pace with the changing demands of clients, and the availability of key personnel. Our competitors also have established or may establish relationships among themselves or with third parties or may, through mergers and acquisitions, increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. In addition, our competitors may also be able to offer higher prices for attractive acquisition candidates, which could harm our strategy of growing through selected acquisitions.

We derive significant revenue and profit from contracts awarded through a competitive bidding process, which can impose substantial costs on us, and we will lose revenue and profit if we fail to compete effectively.

We derive significant revenue and profit from contracts that are awarded through a competitive bidding process. We expect that most of the government business we seek in the foreseeable future will be awarded through competitive bidding. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may or may not be awarded to us;

•	the need to estimate accurately the resources and costs that will be required to service any contracts we are awarded, sometimes in advance of the final determination of their full scope;

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the expense and delay that may arise if our competitors protest or challenge awards made to us pursuant to competitive bidding, and the risk that such protests or challenges could result in the requirement to resubmit bids, and in the termination, reduction, or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we not only incur substantial costs in the bidding process that would negatively affect our operating results, but we may lose the opportunity to operate in the market for the services provided under those contracts for a number of years. Even if we win a particular contract through competitive bidding, our profit margins may be depressed or we may even suffer losses as a result of the costs incurred through the bidding process and the need to lower our prices to overcome competition.

We may lose money on some contracts if we underestimate the resources we need to perform under them.

We provide services to clients primarily under three types of contracts: time-and-materials contracts; cost-based contracts; and fixed-price contracts. In 2007, we derived approximately 55%, 9% and 36%, of our revenue from time-and-materials, cost-based, and fixed-price contracts, respectively. For 2008, the corresponding percentages were approximately 66%, 11% and 23%, respectively. For the six months ended June 30, 2009, the corresponding percentages were approximately 56%, 18%, and 26%. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract, which would adversely affect our operating results.

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Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses, and we assume the risk that our costs of performance may exceed the negotiated hourly rates.

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Under our cost-based contracts, which frequently cap many of the various types of costs we can charge and which impose overall and individual task order or delivery order ceilings, we are reimbursed for certain costs incurred, which must be allowable and at or below these caps under the terms of the contract and applicable regulations. If we incur unallowable costs in the performance of a contract, the client will not reimburse those costs, and if our allowable costs exceed any of the applicable caps or ceilings, we will not be able to recover those costs. In some cases, we receive no fees. Our acquisition of Macro earlier this year substantially increased the proportion of our work that is cost-based.

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Under fixed-price contracts, we perform specific tasks for a set price. Compared to cost-plus-fee contracts and time-and-materials contracts, fixed-price contracts involve greater financial risk because we bear the full impact of cost overruns.

In order to determine the appropriate revenue to recognize on our contracts in each accounting period, we must use judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. From time to time, facts develop that require us to revise our estimated total costs and revenue on a contract. To the extent that a revised estimate affects contract profit or revenue previously recognized, we record the cumulative effect of the revision in the period in which the facts requiring the revision become known. Provision for the full amount of an anticipated loss on any type of contract is recognized in the period in which it becomes probable and can be reasonably estimated. As a result, our operating results could be affected by revisions to prior accounting estimates.

Our operating margins and operating results may suffer if cost-based contracts increase in proportion to our total contract mix.

Our clients typically determine which type of contract will be awarded to us. In the past, cost-based contracts have been the least profitable of our contract types. To the extent that we enter into more or larger cost-based contracts in proportion to our total contract mix, our indirect rates change for any reason, or we acquire companies with a large volume of cost-based contracts, our operating margins and operating results may suffer. We do not know how, if at all, our contract mix or our indirect rates will change in the future. Our acquisition of Macro earlier this year substantially increased the proportion of our work that is cost-based.

Our international operations pose special and unusual risks to our profitability and operating results.

We have offices in London, Moscow, New Delhi, Rio de Janeiro, Toronto, and Beijing. We also perform work in other foreign countries, some of which have a history of political instability or may expose our employees and subcontractors to physical danger, and we expect to continue to expand our international operations and offices. One element of our strategy to improve our competitiveness is to perform some of our work in countries with lower cost structures, such as India. There can be no assurance, however, that this strategy will be successful. Moreover, this particular element of our strategy could create problems for our ability to compete for U.S. federal, state, or local government contracts, to the extent that the client agencies prefer or mandate that work under their contracts be executed in the United States or by U.S. citizens. In addition, expansion into new geographic regions requires considerable management and financial resources, the expenditure of which may negatively impact our results, and we may never see any return on our investment. Moreover, we are required to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), which generally prevents making payments to foreign officials in order to obtain or retain business. Some of our competitors may not be subject to FCPA restrictions. Our operations are subject to risks associated with operating in, and selling to and in, foreign countries, including, but not limited to, those listed elsewhere in this “Risk Factors” section and:

•	compliance with the laws, regulations, policies, legal standards, and enforcement mechanisms of the United States and the other countries in which we operate, which are sometimes inconsistent;

•	currency fluctuations and devaluations and limitations on the conversion of foreign currencies into U.S. dollars;

•	recessions, depressions, inflation, hyperinflation, price controls, strikes, and political and economic instability;

•	rapid changes in and high interest rates;

•	restrictions on the ability to repatriate profits to the United States or otherwise move funds;

•	potential personal injury to personnel who may be exposed to military conflicts and other hostile situations in foreign countries, including Afghanistan and Iraq;

•	civil disturbances, terrorist activities, acts of war, natural disasters, epidemics, pandemics, and other catastrophic events;

•	expropriation and nationalization of our assets or those of our subcontractors, and other inabilities to protect our property rights;

•	difficulties in managing and staffing foreign operations, dealing with differing local business cultures and practices, and collecting accounts receivable;

•	longer sales cycles;

•	confiscatory taxes and other adverse tax consequences;

•	tariffs, duties, import and export controls, and other trade barriers; and

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investment and other restrictions and requirements by United States and foreign governments, including activities that disrupt markets; restrict payments; or limit, change, or deprive us of the ability to enforce contracts or obtain and retain licenses and other rights necessary to conduct our business.

Any or all of these factors could, directly or indirectly, adversely affect our international and domestic operations and our overall revenue, profit, and operating results.

Systems or service failures could interrupt our operations, leading to reduced revenue and profit.

Any interruption in our operations or any systems failures, including, but not limited to: (i) inability of our staff to perform their work in a timely fashion, whether caused by limited access to, or closure of, our or our clients’ offices or otherwise; (ii) failure of network, software, or hardware systems; and (iii) other interruptions and failures, whether caused by us, subcontractors, team members, third-party service providers, unauthorized intruders or hackers, computer viruses, natural disasters, power shortages, terrorist attacks, or otherwise, could cause loss of data and interruptions or delays in our business or that of our clients, or both. In addition, failure or disruption of mail, communications, or utilities could cause an interruption or suspension of our operations or otherwise harm our business.

If we fail to meet client expectations or otherwise fail to perform our contracts properly, the value of our stock could decrease.

We could lose revenue, profit, and clients, and be exposed to liability if we have disagreements with our clients or fail to meet their expectations. We create, implement, and maintain solutions that are often critical to our clients’ operations, and the needs of our clients are rapidly changing. Our ability to secure new work and hire and retain qualified staff depends heavily on our overall reputation, as well as the individual reputations of our staff members. Perceived poor performance on even a single contract could seriously impair our ability to secure new work and hire and retain qualified staff. In addition, we have experienced, and may experience in the future, some systems and service failures, schedule or delivery delays, and other problems in connection with our work.

Moreover, a failure by one or more of our subcontractors to perform satisfactorily the agreed-upon services on a timely basis may compromise our ability to perform our obligations as a prime contractor. In some cases, we have limited involvement in the work performed by subcontractors and may have exposure as a result of problems caused by subcontractors. In addition, we may have disputes with our subcontractors that could impair our ability to execute our contracts as required and could otherwise increase our costs. Such disputes and problems with subcontractors could, among other things, cause us to lose future contracts, suffer negative publicity, or otherwise incur liability for performance deficiencies we did not create. In turn, these negative outcomes could have a material adverse effect upon our operations, our financial performance, and the value of our stock.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for federal clients, which could cause us to lose business.

Some federal contracts require us to maintain facility security clearances and require some of our employees to maintain individual security clearances. The federal government has the right to grant and terminate such clearances. If our employees lose or are unable to obtain needed security clearances in a timely manner, or we lose or are unable to obtain a needed facility clearance in a timely manner, federal clients can limit our work under or terminate some contracts. To the extent we cannot obtain the required facility clearances or security clearances for our employees or we fail to obtain them on a timely basis, we may not derive our anticipated revenue and profit, which could harm our operating results. In addition, a security breach relating to any classified or sensitive but unclassified information entrusted to us could cause serious harm to our business, damage our reputation, and result in a loss of our facility or individual employee security clearances.

Our relations with other contractors are important to our business and, if disrupted, could cause us damage.

We derive a portion of our revenue from contracts under which we act as a subcontractor or form “teaming” arrangements in which we and other contractors jointly bid on particular contracts, projects, or programs. For 2007, our revenue as a subcontractor was approximately 6% of our revenue, for 2008, this figure was approximately 10% of revenue, and for the six months ended June 30, 2009, it was approximately 14% of revenue. As a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, result in a reduction of the amount of our work under or termination of that contract, and cause us not to obtain future work, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue and profit in the foreseeable future. Moreover, our revenue and operating results could be materially and adversely affected if any prime contractor or teammate does not pay our invoices in a timely fashion, chooses to offer products or services of the type that we provide, teams with other companies to provide such products or services, or otherwise reduces its reliance upon us for such products or services.

The diversity of the services we provide and the clients we serve may create actual, potential, and perceived conflicts of interest and conflicts of business that limit our growth and lead to liability for us.

Because we provide services to a wide array of both government and commercial clients, occasions arise where, due to actual, potential, or perceived conflicts of interest or business conflicts, we cannot perform work for which we are qualified. A number of our contracts contain limitations on the work we can perform for others, such as, for example, when we are assisting a government agency or department in developing regulations or enforcement strategies. Our internal procedure requires that, whenever a project we are pursuing may pose a conflict of interest, our Conflict of Interest Manager, or COI Manager, is notified prior to initiation of work. The COI Manager is then responsible for determining the extent of any possible conflict. As a result of these actions, we may determine that no actual or potential conflict is likely and pursuit of the project should proceed, the likelihood of actual or potential conflict is sufficiently great that we should not pursue the project at all, or there is an actual or potential conflict of interest that can be mitigated by an appropriately fashioned mitigation plan, which must then be created, approved by the client, and implemented. In addition, our managers work with each other to identify and resolve any potential conflicts of business. However, there can be no assurance that these processes will work properly. Actual, potential, and perceived conflicts limit the work we can do and, consequently, can limit our growth, adversely affect our operating results, and reduce the value of our Company. In addition, if we fail to address actual or potential conflicts properly or even if we simply fail to recognize a perceived conflict, we may be in violation of our existing contracts, may otherwise incur liability, and may lose future business for not preventing the conflict from arising, and our reputation may suffer. As we grow and further diversify our service offerings, client base, and geographic reach, actual, potential, and perceived conflicts will increase, further adversely affecting our operating results.

We sometimes incur costs before a contract is executed or appropriately modified. To the extent a suitable contract or modification is not subsequently signed or we are not paid for our work, our revenue and profit will be reduced.

When circumstances warrant, we sometimes incur expenses and perform work without a signed contract or appropriate modification to an existing contract to cover such expenses or work. When we do so, we are working “at-risk,” and there is a chance that the subsequent contract or modification will not ensue, or if it does, that it will not allow us to be paid for expenses already incurred, work already performed, or both. In such cases, we have generally been successful in obtaining the required contract or modification, but any failure to do so in the future could affect our operating results.

As we develop new services, new clients, and new practices, enter new lines of business, and focus more of our business on providing implementation and improvement services rather than advisory services, our risk of making costly mistakes increases.

We currently assist our clients both in advisory capacities and by helping them implement and improve solutions to their problems. As part of our corporate strategy, we are attempting to sell more services relating to implementation and improvement, and we are regularly searching for ways to provide new services to clients. In addition, we plan to extend our services to new clients, into new lines of business, and into new geographic locations. As we change our focus toward implementation and improvement; attempt to develop new services, new clients, new practice areas, and new lines of business; open new offices; and do business in new geographic locations, those efforts could harm our results of operations and could be unsuccessful.

Efforts involving a different focus, new services, new clients, new practice areas, new lines of business, new offices, and new geographic locations entail inherent risks associated with inexperience and competition from mature participants in those areas. Our inexperience may result in costly decisions that could harm our profit and operating results. In particular, implementation services often relate to development and implementation of critical infrastructure or operating systems that our clients view as “mission critical,” and if we fail to satisfy the needs of our clients in providing these services, our clients could incur significant costs and losses for which they could seek compensation from us.

Claims in excess of our insurance coverage could harm our business and financial results.

When entering into contracts with commercial clients, we attempt, where feasible and appropriate, to negotiate indemnification protection from our clients, as well as monetary limitation of liability for professional acts, errors, and omissions, but it is not always possible to do so. In addition, we cannot be sure that these contractual provisions will protect us from liability for damages if action is taken against us. Claims against us, both under our client contracts and otherwise, have arisen in the past, exist currently, and will arise in the future. These claims include actions by employees, clients, and third parties. Some of the work we do, for example, in the environmental area, is potentially hazardous to our employees, our clients, and third parties, and they may suffer damage because of our actions or inaction. We have various policies and programs in the environmental, health, and safety area, but they may not prevent harm to employees, clients, and third parties. Our insurance coverage may not be sufficient to cover all the claims against us, insurance may not continue to be available on commercially reasonable terms in sufficient amounts to cover such claims, or at all, and our insurers may disclaim coverage as to any or all such claims and otherwise may be unwilling or unable to cover such claims. The successful assertion of any claim or combination of claims against us could seriously harm our business. Even if not successful, such claims could result in significant legal and other costs, harm our reputation, and be a distraction to management.

We depend on our intellectual property and our failure to protect it could enable competitors to market services and products with similar features, which may reduce demand for our services and products.

Our success depends in part upon our internally developed technology and models, proprietary processes, and other intellectual property that we utilize to provide our services and incorporate in our products. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Federal clients typically retain a perpetual, world-wide, royalty-free right to use the intellectual property we develop for them in any manner they deem appropriate, including providing it to our competitors, at no cost, in connection with their performance of federal contracts. When necessary, we seek authorization to re-use intellectual property developed for the federal government or to secure export authorization. Federal clients may grant contractors the right to commercialize software developed with federal funding, but they are not required to do so. In any event, if we were to use improperly intellectual property even partially funded by the federal government, the government could seek damages and royalties from us, sanction us, and prevent us from working on future federal contracts. Similar actions could be taken against us if we improperly use intellectual property belonging to other clients.

We may be unable to prevent unauthorized parties from copying or otherwise obtaining and using our technology and models. Policing unauthorized use of our technology and models is difficult, and we may not be able to prevent misappropriation, particularly in foreign countries where the laws, and enforcement of those laws, may not protect our intellectual property as fully as those in the United States. Others, including our employees, may compromise the trade secrets and other intellectual property that we own. Although we require our employees to execute non-disclosure and intellectual property assignment agreements, these agreements may not be legally or practically sufficient to protect our rights. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of our proprietary rights and the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources, with no assurance of success.

In addition, we need to invest in our intellectual property regularly to maintain it, keep it up to date, and improve it. There can be no assurance that we will be able to do so in a timely manner, effectively, efficiently, or at all. To the extent we do not maintain and improve our intellectual property, our reputation may be damaged, we may lose business, and we may subject the Company to costly claims that we have failed to perform our services properly.

We may be harmed by intellectual property infringement claims.

We may become subject to claims from our employees and third parties who assert that intellectual property we use in delivering services and business solutions to our clients infringe upon their intellectual property rights. Our employees develop much of the intellectual property that we use to provide our services and business solutions to our clients, but we also engage third parties to assist us and we license technology from other vendors. If our vendors, employees, or third parties assert claims that we or our clients are infringing on their intellectual property, we could incur substantial costs to defend those claims, even if we prevail. In addition, if any of these infringement claims are ultimately successful, we could be required to:

•	pay substantial damages;

•	cease selling and using products and services that incorporate the challenged intellectual property;

•	obtain a license or additional licenses from our vendors or other third parties, which may not be available on commercially reasonable terms or at all; or

•	redesign our products and services that rely on the challenged intellectual property, which may be very expensive or commercially impractical.

Any of these outcomes could further adversely affect our operating results.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology or if growth in technology use by our clients is not as rapid as in the past.

Our success depends, partly, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards, and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis, and our offerings may not be successful in the marketplace. In addition, the costs we incur in anticipation or response may be substantial and may be greater than we expect, and we may never recover these costs. Also, our clients and potential clients may slow the growth in their use of technology or technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our revenue or profits or ability to obtain and complete client engagements successfully.

Moreover, we use technology-enabled tools to differentiate us from our competitors and facilitate our service offerings that do not require the delivery of technology services or solutions. If we fail to keep these tools current and useful, our ability to sell and deliver our services could suffer, and so could our operating results.

RISKS RELATED TO OUR CAPITAL STRUCTURE

Our stock price is volatile and could decline.

The stock market in general has been highly volatile, as has the market price of our common stock. The market price of our common stock is likely to continue to be volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed elsewhere in this “Risk Factors” section and others including, but not limited to:

•	statements or actions by clients, government officials (even if they are not our clients), securities analysts, and others;

•	commencement, completion, and termination of contracts, any of which can cause us to incur significant expenses without corresponding payments or revenue, during any particular quarter;

•	changes in our staff utilization rates, which can be caused by various factors outside our control, including inclement weather that prevents our staff from traveling to work sites;

•	failure by Congress or other governmental authorities to approve budgets in a timely fashion;

•	changes or perceived changes in the professional services industry in general and the government services industry in particular;

•	military and other actions related to international conflicts, wars, or otherwise;

•	timing of significant costs and investments, such as bid and proposal costs and the costs involved in planning, making, and integrating acquisitions;

•	variations in purchasing patterns under our contracts;

•	our contract mix and the extent we use subcontractors, and changes in either;

•	strategic decisions by us or our competitors, such as acquisitions, consolidations, divestments, spin-offs, joint ventures, strategic investments, and changes in business strategy; and

•	federal and state government and other clients’ priorities and spending, both generally and by our particular clients.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Our principal investor and selling stockholder has significant influence over the Company, which could result in actions of which other stockholders do not approve.

Our principal stockholder and selling stockholder, CM Equity Partners, L.P. and its affiliated partnerships (“CMEP”), own approximately 20.4% of our outstanding common stock, as further discussed in the section of this prospectus labeled “Selling Stockholder.” As a result, CMEP has influence over the outcome of all matters on which our stockholders vote, including the election of directors, amendments to our certificate of incorporation and bylaws, and mergers and other business combinations. CMEP’s interests may not always be aligned with the interests of our other investors. This concentration of ownership and voting power may also delay or prevent a change in control of our Company, could prevent other stockholders from receiving a premium over the market price, or reduce any such premium if a change in control is proposed, and could otherwise adversely affect the price of our stock.

Our principal investor and selling stockholder and some members of our board of directors may have conflicts of interest that could hinder our ability to make acquisitions.

One of our principal growth strategies is to make selective acquisitions. CMEP sponsors private equity funds, some of which are focused on investments in, among other things, businesses in the federal services sector. Our directors Peter M. Schulte and Joel R. Jacks are principals of CMEP. In addition, Messrs. Schulte and Jacks, as well as our director Dr. Edward H. Bersoff, are directors of ATS Corporation (“ATS”), a federal information technology services provider. Dr. Bersoff also serves as the President and Chief Executive Officer of ATS. It is possible that CMEP, its related funds, or ATS could be interested in acquiring businesses that we would also be interested in acquiring, and that these relationships could hinder our ability to carry out our acquisition strategy. In the event this situation arises in the future, we plan to refer the matter to independent members of our board of directors who are neither members of management nor affiliated with either CMEP or ATS.

A substantial number of shares of our common stock have recently been distributed by our primary investor and selling stockholder and become eligible for sale, and more may be distributed in the future, which could cause our common stock price to decline significantly.

If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Our primary investor and selling stockholder, CMEP, has recently made three distributions of our common stock held by CMEP to its limited partners, which were then eligible for sale by the limited partners, as follows: approximately 1.4 million shares on November 19, 2008; approximately 1.2 million shares on April 24, 2009; and 1.5 million shares on June 30, 2009, for a total of approximately 4.1 million shares. We do not control the actions of CMEP and cannot predict whether or when CMEP may make further distributions from its remaining approximately 20.4% ownership of the Company, or the impact any such distribution may have on our share price.

We do not intend to pay dividends.

We intend to retain our earnings, if any, for general corporate purposes, and we do not anticipate paying cash dividends on our stock in the foreseeable future. In addition, existing financing arrangements prohibit us from paying such dividends. This lack of dividends may make our stock less attractive to investors.

Provisions of our charter documents and Delaware law may inhibit potential acquisition bids and other actions that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws make it more difficult for a third party to acquire, or attempt to acquire, control of our Company, even if a change in control were considered favorable by you and other stockholders. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change-in-control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. This issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents also contain other provisions that could have an anti-takeover effect. These provisions:

•	divide our board of directors into three classes, making it more difficult for stockholders to change the composition of the board;

•	allow directors to be removed only for cause;

•	do not permit our stockholders to call a special meeting of the stockholders;

•	require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting or by a written consent signed by all of our stockholders;

•

require our stockholders to comply with advance notice procedures to nominate candidates for election to our board of directors or to place stockholders’ proposals on the agenda for consideration at stockholder meetings; and

•

require the approval of the holders of capital stock representing at least two-thirds of the Company’s voting power to amend our indemnification obligations, director classifications, stockholder proposal requirements, and director candidate nomination requirements set forth in our amended and restated certificate of incorporation and amended and restated bylaws.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and delay or prevent a change-in-control transaction. They could also discourage others from making tender offers for our common stock. These provisions may also prevent changes in our management.

We indemnify our officers and members of the board of directors under certain circumstances. Such provisions may discourage stockholders from bringing a lawsuit against officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against officers and directors even though such action, if successful, might otherwise have benefited you and other stockholders. In addition, your investment in our stock may be adversely affected to the extent that we pay the costs of settlement and damage awards against our officers or directors pursuant to such provisions.

If you invest in our common stock, you could experience substantial dilution.

From our IPO through August 31, 2009, the price of our common stock was substantially higher than the net tangible book value per share of our outstanding common stock. In addition, we have offered, and we expect to continue to offer, stock to our employees and directors. Such stock may be offered to our employees and directors at prices below the then current market prices. Our employee stock purchase plan allows employees to purchase our stock at a discount to the market price. Most options issued in the past have had per-share exercise prices below the recent price of our stock. As of August 31, 2009, there were 339,828 shares of common stock issuable upon exercise of outstanding stock options at a weighted-average exercise price of $9.99 per share. Additional options may be granted to employees and directors in the future at per-share exercise prices below the then current market prices.

In addition, we may be required, or could elect, to seek additional equity financing in the future or to issue preferred or common stock to pay all or part of the purchase price for any businesses, products, technologies, intellectual property, or other assets or rights we may acquire, to pay for a reduction, change, or elimination of liabilities in the future, for general corporate purposes, or any other reason. If we issue new equity securities under these circumstances, our stockholders may experience additional dilution and the holders of any new equity securities may have rights, preferences, and privileges senior to those of the holders of our common stock.

We have incurred substantial amounts of debt in the past and expect to incur additional debt, which could substantially reduce our profitability, limit our ability to pursue certain business opportunities, and reduce the value of our stock.

As a result of our business activities and acquisitions, we have incurred substantial debt in the past, and we expect to incur significant additional debt in the future. Such debt could increase the risks described herein and lead to other risks. The amount of our debt could have important consequences for our stockholders, such as:

•

our future ability to obtain additional financing for working capital, capital expenditures, product and service development, acquisitions, general corporate purposes, and other purposes may be impaired;

•	a substantial portion of our cash flow from operations could be dedicated to the payment of the principal and interest on our debt;

•	our vulnerability to economic downturns and rises in interest rates will be increased;

•	we may be unable to comply with the terms of our financing agreements;

•	our flexibility in planning for and reacting to changes in our business and the marketplace may be limited; and

•	we may be placed at a competitive disadvantage relative to other firms.

Servicing our debt in the future may require a significant amount of cash. Our ability to repay or refinance our debt depends, among other things, on our successful financial and operating performance and the interest rates on our debt. Our financial and operational performance and the interest rates we pay in turn depend on a number of factors, many of which are beyond our control.

If our financial performance declines and we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring indebtedness, or selling additional stock, perhaps under unfavorable conditions. Any of these circumstances could adversely affect the value of our stock.

Our continued success depends on our ability to raise capital on commercially reasonable terms when, and in the amounts, needed. If additional financing is required, including refinancing existing debt, there can be no assurances that we will be able to obtain such additional financing on terms acceptable to us and at the times required, if at all. In that case, we may be required to raise additional equity by issuing additional stock, alter our business plan materially, curtail all or part of our business expansion plans, or be subject to actions such as bankruptcy or other financial restructuring in the event of default. Any of these results could have a significant adverse effect on the value of our stock.

Our existing debt includes, and our future debt will include, covenants that restrict our activities and create the risk of defaults, which could impair the value of our stock.

Our financing arrangements contain and will continue to contain a number of significant covenants that, among other things, restrict our ability to dispose of assets; incur additional indebtedness; make capital expenditures; pay dividends; create liens on assets; enter into leases, investments, and acquisitions; engage in mergers and consolidations; engage in certain transactions with affiliates; and otherwise restrict corporate activities (including change of control and asset sale transactions).

In addition, our financing arrangements require us to maintain specified financial ratios and comply with financial tests. At times in the past, we have not fulfilled these covenants, maintained these ratios, or complied with the financial tests specified in our financial arrangements. At other times, we have only marginally fulfilled these covenants, maintained these ratios, or complied with the financial tests. At the times when we fail to fulfill or only marginally fulfill the requirements of debt covenants, our day-to-day business decisions may be affected. For example, concern over satisfying debt restrictions and covenants might cause us to forego contract bidding or acquisition opportunities or otherwise cause us to focus on short-term rather than long-term results. There is no assurance that we will be able to fulfill our debt covenants, maintain these ratios, or comply with these financial tests in the future.

Failure to comply with the restrictive covenants imposed by our financing arrangements, if not cured through performance or an amendment of the financing arrangements, could result in a default. In the event of a default, our lenders could, among other things: (i) declare all amounts borrowed to be due and payable, together with accrued and unpaid interest; (ii) terminate their commitments to make further loans; or (iii) proceed against the collateral securing obligations owed to them. In turn, such action by our lenders could lead to the bankruptcy, insolvency, financial restructuring, or liquidation of our Company, any of which would have a significant adverse effect on the value of our stock.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, we currently intend to use the net proceeds we receive from the sale of the shares in primary offerings for debt repayment under and pursuant to our credit line, to the extent there is debt outstanding at the time. Such debt repayment will provide the Company greater flexibility to finance future growth, including potential acquisitions. Under the First Modification to our Second Amended and Restated Business Loan and Security Agreement and other loan documents with Citizens Bank of Pennsylvania (“Citizens”) and other lenders, the amounts advanced thereunder bear interest at either a rate based on the London interbank offered rate plus a margin ranging from 1.75% to 2.50% or a rate based on the prime rate announced from time to time by Citizens plus a margin ranging from 0.0% to 0.50%, in each case depending on the Company’s leverage ratio from time to time. The maturity date of such indebtedness is February 20, 2013. If there is no outstanding debt under the credit line, then we would use such proceeds for general corporate purposes, including, but not limited to, working capital, capital expenditures, and potential acquisition opportunities. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

We will not receive any proceeds from the sale of shares of common stock in secondary offerings by the selling stockholder of the shares covered by this prospectus. The selling stockholder will receive all of the net proceeds from the sale of such shares. The selling stockholder will not pay any of the expenses incurred in connection with the registration of the shares, but it will pay its share of the underwriting commissions, discounts, and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in connection with sales by it. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

We may offer from time to time under this prospectus shares of our common stock with a total value of up to $200,000,000 at prices and on terms to be determined at the time of any offering.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or modify information contained in this prospectus or in documents we have incorporated by reference. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to investors or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. In the event we offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement the names of those agents or underwriters, applicable fees, discounts and commissions to be paid to them, details regarding over-allotment options, if any, and the net proceeds to us.

Capital Stock

Our authorized capital stock consists of 70 million shares of common stock, $0.001 par value per share, and 5 million shares of preferred stock, $0.001 par value per share. As of August 31, 2009, there were 15,362,712 shares of our common stock outstanding and no shares of preferred stock outstanding. This prospectus is registering only common stock, and the following is a summary of the material terms of all of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated bylaws listed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We may issue shares of our common stock from time to time. Our common stock is all one class. Holders of common stock have identical rights. The holders of common stock do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available to pay dividends. Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive ratably all assets after the payment of our liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights. They are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

In the case of a dividend or other distribution payable in shares of common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of common stock may be distributed with respect to common stock.

Preferred Stock

Under our amended and restated certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of five million shares of preferred stock. The preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the board of directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us or could discourage a third party from attempting to acquire us.

Anti-Takeover Effects of Various Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board.

Number of directors; removal for cause; filling vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our board of directors will consist of not less than one nor more than nine members, the exact number of which will be fixed from time to time by the holders of a majority of the Company’s outstanding stock at a properly called and conducted stockholders meeting or by a majority vote of the board of directors. The limitation on the total number of directors may be subject to adjustment by the rights of any outstanding preferred stock. Our authorized number of directors is presently fixed at eight, divided into three classes of three members in two classes and two members in the other class.

Under the State of Delaware General Corporation Law, or the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that any vacancy occurring on the board may be filled by a majority of the board then in office, even if less than a quorum, or by a plurality of the votes entitled to be cast in the election of directors at a stockholders’ meeting. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall have the effect of removing or shortening the term of any incumbent director.

The director removal and vacancy provisions will make it more difficult for a stockholder (or group of stockholders) to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.

Special meetings of stockholders. Our amended and restated bylaws deny stockholders the right to call a special meeting of stockholders. Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our board of directors.

Unanimous stockholder action by written consent. Our amended and restated certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting or by a written consent without a meeting signed by all of the stockholders of outstanding common stock. Preferred stock may be issued with voting rights that alter these requirements for holders of preferred stock.

Stockholder proposals and nominations of candidates for election to our board. At any meeting of stockholders, only business that is properly brought before the meeting will be conducted and only persons who are properly nominated will be eligible for election to be members of our board. To be properly brought before a meeting of stockholders, such business or nomination must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the board of directors, brought before the meeting by or at the direction of the board, or properly brought before the meeting by a stockholder. For such business or nomination to be properly brought before a meeting by a stockholder, the stockholder must have given timely written notice of the business in proper written form to our Corporate Secretary.

To be timely, the Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations or proposals to the Corporate Secretary no earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after such anniversary, the notice must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting. Further, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, and the first public announcement of the date of such annual meeting is less than 100 days prior to the annual meeting date, notice must be delivered no later than the close of business on the 10th day following the public announcement date. Stockholder notices should be submitted in writing to: Alan Stewart, Corporate Secretary, ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031.

Generally, to be in proper written form, among other information, the notice shall include, as to the stockholder giving notice: (i) the name and address of the stockholder; (ii) the class or series and number of shares, as well as options, stock appreciation rights, warrants and similar instruments of the Company (“Derivative Instruments”) that are held by the stockholder; (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company; (iv) any short interest in any security of the Company held by such stockholder; (v) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company; (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and (vii) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments.

Specifically for director nominations, a stockholder’s notice to the Corporate Secretary must also set forth, for each nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named as a nominee and to serving as a director if elected). To be eligible to be a nominee for election or reelection as a director of the Company, a person must submit to the Corporate Secretary a written questionnaire with respect to the background and qualification of such person (which questionnaire shall be provided by the Corporate Secretary upon written request) and a written representation and agreement (in the form provided by the Corporate Secretary upon written request) that such person (i) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in the notice, and (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Specifically for notices that relate to any business other than a nomination of a director, such notice should include (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business; and (ii) a description of all agreements, arrangements and understandings between (x) such stockholder and beneficial owner, if any, and (y) any other person in connection with the proposal of such business by such stockholder.

Amendment of amended and restated certificate of incorporation and amended and restated bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s amended and restated certificate of incorporation or amended and restated bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation requires the approval of the holders of our capital stock representing at least two-thirds of the Company’s voting power entitled to vote in the election of directors to amend any provisions of our amended and restated certificate of incorporation described in the sections of this prospectus entitled “Classified board of directors” above and “Limitations on Liability and Indemnification of Directors and Officers” below. Our amended and restated bylaws may be amended by our board of directors without a stockholder vote. Our amended and restated bylaws require the approval of the board of directors and the holders of our capital stock representing at least two-thirds of the Company’s voting power entitled to vote in the election of directors to amend any provisions of our amended and restated bylaws described in the sections of this prospectus entitled “Classified board of directors” and “Stockholder proposals and nomination of candidates for election to our board” above.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, consolidations, asset sales and other transactions involving us and an interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Limitations on Liability and Indemnification of Directors and Officers

We have adopted provisions in our amended and restated certificate of incorporation that limit or eliminate the personal liability of our directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•	for any transaction from which the director derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also obligates us to indemnify our officers, directors, employees and other agents to the fullest extent permitted under the DGCL, subject to limited exceptions. Also, we are required to advance expenses to our directors, officers and employees in connection with legal proceedings, subject to limited exceptions.

We may enter into separate indemnification agreements with our board members and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require us, among other things, to indemnify our board members and officers against liabilities that may arise by reason of their status or service as board members and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the board members and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

The limited liability and indemnification provisions in our amended and restated certificate of incorporation and in any indemnification agreements we enter into may discourage stockholders from bringing a lawsuit against our board members for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against our board members and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder’s investment in us may be adversely affected to the extent we pay the costs of defense, settlement, or damage awards against our directors and officers under these indemnification provisions.

Registration Rights

Following the completion of our IPO in 2006, under the Amended and Restated Registration Rights Agreement between us and certain holders of shares of our common stock, if we propose to register any of our equity securities under the Securities Act of 1933, as amended (the “Securities Act”), our stockholders who are parties to the Amended and Restated Registration Rights Agreement are entitled to notice of such registration and are entitled to request inclusion of shares of their common stock in that registration. We are obligated to use reasonable commercial efforts to include such shares in the registration, if, and only if, CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors L.P. or their transferees participate as a seller in such registration. These registration rights are subject to typical conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

DILUTION

If you invest in our common stock in an offering of shares by us, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock in an offering under this prospectus and the net tangible book value per share of our common stock after the offering. We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering by us under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by investors purchasing in the offering; and

•	the amount of the immediate dilution from the public offering price to such investors.

DETERMINATION OF OFFERING PRICE

We or the selling stockholder may, from time to time, sell any or all of our or its shares of common stock offered under this prospectus at fixed prices (which may be changed), prices related to prevailing market prices, negotiated prices, or a combination of these methods.

SELLING STOCKHOLDER

The selling stockholder, CMEP, collectively refers to CM Equity Partners, L.P. and its affiliated partnerships of CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. CMEP participated in our IPO that concluded on September 28, 2006. Prior to our IPO, CMEP held approximately 8,231,732 shares of our common stock, or 89% of our then outstanding shares, and immediately after the IPO held approximately 7,233,613 shares of our common stock, or 56% of our then outstanding shares. In our IPO, 363,758 shares were offered by CM Equity Partners, L.P., 432,107 shares were offered by CMEP Co-Investment ICF, L.P., 184,843 shares were offered by CM Equity Partners II, L.P. and 17,411 shares were offered by CM Equity Partners II Co-Investors, L.P.

On November 19, 2008, CMEP distributed 1,446,722 shares of Company common stock to its limited partners, with such share amount constituting approximately 20% of each limited partner’s interest. On April 24, 2009, CMEP again distributed approximately 20% of each limited partner’s interest, comprising approximately an aggregate 1,157,387 shares of Company common stock. On June 30, 2009, CMEP distributed an aggregate 1,500,000 shares of Company common stock to its limited partners. Following these share distributions, CMEP currently holds approximately 3.1 million shares of our common stock, or 20.4% of the outstanding amount.

The following table sets forth the number of shares of common stock known to us to be beneficially owned by the selling stockholder as of August 31, 2009 (based on the selling stockholder’s representations regarding its ownership), the number of shares of common stock being registered for sale and the number of shares of common stock the selling stockholder will own after the offering, assuming it sells all of the shares offered. The number of shares in the column labeled “Maximum Number of Shares to Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the common stock being registered for its account. The table assumes the selling stockholder sells all of the shares offered by it under this prospectus. We are unable to determine the exact number of shares that actually will be sold and we do not know how long the selling stockholder will hold the shares before selling them. The term “selling stockholder” includes all of the CMEP affiliates (as shown below) and their transferees, assignees, pledges, donees or other successors.

Name	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Offered	Number of Shares to be Owned After the Offering	Percentage of Ownership After the Offering
	Number	Percentage
CM Equity Partners, L.P.	1,140,529	7.4%	1,140,529	—	0%
CMEP Co-Investment ICF, L.P.	1,354,831	8.8	1,354,831	—	0
CM Equity Partners II, L.P.	579,558	3.8	579,558	—	0
CM Equity Partners II Co-Investors, L.P.	54,586	*	54,586	—	0
CM Equity Partners, L.P. and affiliates as a group	3,129,504	20.4%	3,129,504	—	0%

*	Less than 1%.

The selling stockholder has held the following positions, offices and other material relationships with us during the last three years:

Our subsidiary, ICF Consulting Group, Inc., had a consulting agreement with a CMEP affiliate that we entered into on June 25, 1999, and that terminated on October 3, 2006, following the completion of our IPO. CMEP was our majority stockholder prior to the completion of our IPO. Also, Directors Joel Jacks and Peter Schulte are the managing members of entities that direct the affairs of CMEP and its affiliates. Through the consulting agreement, the CMEP affiliate provided financial, acquisition, strategic, business and consulting services to us. In consideration for these services, ICF Consulting Group, Inc. annually paid a fixed consulting fee of $100,000 and a variable fee equal to 2% the average EBITDA of ICF Consulting Group, Inc., as calculated pursuant to the terms of the consulting agreement. Upon termination of the consulting agreement as a result of the completion of our IPO, ICF Consulting Group, Inc. paid a $90,000 termination fee. ICF Consulting Group, Inc. paid approximately $361,000 for 2004, $380,000 for 2005, and $465,000 for 2006 (exclusive of the termination fee) for consulting services under the consulting agreement.

In addition to the consulting agreement, we, CMEP and certain other stockholders were parties to a Management Shareholders Agreement, which terminated upon completion of our IPO. Pursuant to the Management Shareholders Agreement, certain CMEP affiliates had the right to select up to a majority of our Board and at least one additional director. Our chief executive officer was entitled to serve as a director, and the employees who were stockholders and party to the agreement were entitled to select one director. Messrs. Jacks, Hopkins, Schulte, Bersoff and Lucien were selected by CMEP to serve on our Board, all of whom still serve on our Board with the exception of Mr. Hopkins.

PLAN OF DISTRIBUTION

Securities Offered in a Primary Offering

We may sell securities under this prospectus in one or more of the following ways from time to time through agents, to or through underwriters, through dealers, directly to purchasers or through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	prices related to prevailing market prices;

•	negotiated prices; or

•	a combination of these pricing methods.

Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at fixed public offering prices; or

•	at varying prices determined by the underwriters at the time of sale.

In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

If a dealer is utilized in the sales of offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement. We may directly solicit offers to purchase offered securities and sell offered securities directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us against specified civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to certain payments that the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as our agents to solicit offers from specified institutions to purchase offered securities from us pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others. However, in all cases, these institutions must be approved by us. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of business for which they have received or will continue to receive customary compensation.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sale positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Common Stock Offered by the Selling Stockholder

The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder may offer and sell the shares of common stock covered by this prospectus from time to time on any stock exchange on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that the selling stockholder will sell all or any portion of the shares offered hereby. We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

The selling stockholder may offer and sell the shares of common stock covered by this prospectus by one or more of the following methods, including, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our common stock;

•	in privately negotiated transactions;

•	short sales;

•	in options, swaps or other derivative transactions that may or may not be listed on an exchange;

•	one or more underwritten offerings on a firm commitment or best efforts basis; or

•	any combination of the above.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. If a broker-dealer is unable to sell shares of common stock acting as agent for the selling stockholder, it may purchase as principal any unsold shares of common stock at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the shares of common stock from time to time in transactions in any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

To the extent required under the Securities Act, the aggregate amount of the shares of common stock being offered by the selling stockholder and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offering will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholder or purchasers of the selling stockholder’s shares, for whom they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares of common stock by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholder and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling stockholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholder may also sell or distribute the shares in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus (including distributions to the selling stockholder’s limited partners who may in turn sell such shares in accordance with Rule 144), regardless of whether the shares are covered by this prospectus.

We will make copies of this prospectus available to the selling stockholder and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

Pursuant to the registration rights agreements with the selling stockholder, we have agreed to indemnify in certain circumstances the selling stockholder against certain liabilities, including certain liabilities under the

Securities Act. The selling stockholder has agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. Both we and the selling stockholder may indemnify any underwriter that participates in transactions involving the sale of common stock against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the shares of common stock offered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

MATERIAL CHANGES

There have been no material changes in our affairs since December 31, 2008 that have not been described in our Annual Report on Form 10-K filed March 13, 2009, our quarterly reports on Form 10-Q filed May 8, 2009, and August 7, 2009 or a current report on Form 8-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal period ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K and amendments thereto filed August 31, 2009, August 12, 2009, June 12, 2009, April 22, 2009, April 7, 2009, April 6, 2009, and March 30, 2009;

•	the description of our common stock contained in our Form 8-A filed September 25, 2006;

•	our Definitive Proxy Statement filed April 24, 2009; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to ICF International, Inc., 9300 Lee Highway, Fairfax, Virginia 22031, Attention: Luann Gilmore, Corporate Governance, telephone (703)  934-3000.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the SEC. You should rely only on the information contained in this prospectus, incorporated by reference or contained in any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents, regardless of the time of delivery of those documents or any sale of common stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. in Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings, including reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We also maintain an internet website at http://www.icfi.com. We make available our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, and other information related to us, free of charge, on this site as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. Our internet website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, Squire, Sanders & Dempsey L.L.P., Tysons Corner, Virginia, will provide opinions regarding the authorization and validity of the common stock. Squire, Sanders & Dempsey L.L.P. may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in this Registration Statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Macro (acquired by the Company on March 31, 2009) as of December 31, 2008 and 2007 and for each of the years in the two-year period ended December 31, 2008, have been incorporated by reference herein, from the Form 8-K/A of the Company dated June 12, 2009 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

3,100,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

DECEMBER     , 2009

William Blair & Company

Stifel Nicolaus

Canaccord Adams

Stephens Inc.

BB&T Capital Markets

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.